                                                                   Exhibit 10.42



            --------------------------------------------------------

                            STOCK PURCHASE AGREEMENT

                                 by and between

                        ALLEGHANY INSURANCE HOLDINGS LLC

                                       and

                       GUARANTY NATIONAL INSURANCE COMPANY

                            Dated as of June 6, 2003

            --------------------------------------------------------

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                                Table of Contents

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                         ARTICLE I Certain Definitions

Section 1.1. Definitions ...................................................      2

                ARTICLE II The Purchase and Sale Transaction

Section 2.1. Purchase and Sale of the Shares ...............................      7
Section 2.2. Purchase Price ................................................      7
Section 2.3. RIC (Landmark) Quota Share Reinsurance Agreement ..............      9
Section 2.4. RIC (Landmark) Administrative Services Agreement ..............      9
Section 2.5. Assumption of Liabilities .....................................      9
Section 2.6. Closing .......................................................      9
Section 2.7. Closing Items .................................................      9

              ARTICLE III Representations and Warranties by Seller

Section 3.1. Organization and Standing .....................................     10
Section 3.2. Authority; Corporate Action ...................................     11
Section 3.3. Non-Contravention .............................................     11
Section 3.4. Organization and Qualification of the Company .................     12
Section 3.5. No Subsidiaries of the Company ................................     12
Section 3.6. Capitalization of the Company; Title to Shares ................     12
Section 3.7. Articles of Incorporation and By-laws .........................     12
Section 3.8. Validity ......................................................     12
Section 3.9. Governmental Approvals ........................................     12
Section 3.10. Financial Statements .........................................     13
Section 3.11. Taxes ........................................................     13
Section 3.12. Compliance with Applicable Law ...............................     14
Section 3.13. Litigation ...................................................     14
Section 3.14. Assets and Property; No Liabilities ..........................     15
Section 3.15. Material Agreements ..........................................     15
Section 3.16. Books and Records ............................................     16
Section 3.17. Business of the Company; Authority; Permits ..................     16
Section 3.18. Reinsurance Ceded ............................................     17
Section 3.19. Absence of Certain Changes or Events .........................     17
Section 3.20. Intercompany Accounts ........................................     17
Section 3.21. Brokers and Finders ..........................................     18

             ARTICLE IV Representations and Warranties by Purchaser

Section 4.1. Organization and Standing .....................................     18
Section 4.2. Corporate Action ..............................................     18
Section 4.3. Validity ......................................................     18
Section 4.4. Governmental Approvals ........................................     18

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
Section 4.5. Litigation ....................................................     18
Section 4.6. Non-Contravention .............................................     19
Section 4.7. Investor Status and Compliance with Securities Laws ...........     19
Section 4.8. Brokers and Finders ...........................................     20

                         ARTICLE V Covenants of Seller

Section 5.1. Conduct of Business ...........................................     20
Section 5.2. Prohibited Conduct ............................................     20
Section 5.3. Confidentiality ...............................................     21
Section 5.4. Dividends and Other Distributions .............................     21
Section 5.5. Books and Records .............................................     21
Section 5.6. Notification of Changes and Default ...........................     22
Section 5.7. Statutory Deposits ............................................     22
Section 5.8. Intercompany Contracts and Indebtedness .......................     22
Section 5.9. Accounts, etc .................................................     22
Section 5.10. Termination of Agreements ....................................     22
Section 5.11. Termination of 1993 Reinsurance Agreement ....................     22
Section 5.12. Governmental Approvals .......................................     23
Section 5.13. Further Assurances; Cooperation Pending Closing ..............     23
Section 5.14. Transfer of Real Property, etc ...............................     23
Section 5.15. Company's Eligibility ........................................     23
Section 5.16. Post-Closing Administrative Matters ..........................     24
Section 5.17. Directors and Officers .......................................     24
Section 5.18. Record Keeping ...............................................     24
Section 5.19. Asset List Provided by Seller ................................     24
Section 5.20. Novations ....................................................     24
Section 5.21. Termination Endorsement ......................................     24

                       ARTICLE VI Covenants of Purchaser

Section 6.1. Compliance with Oklahoma Insurance Law ........................     25
Section 6.2. Post-Closing Access ...........................................     25
Section 6.3. Further Assurances; Cooperation Pending Closing ...............     25
Section 6.4. Notification of Changes and Default ...........................     25
Section 6.5. Certain Trademarks ............................................     26
Section 6.6. Confidentiality ...............................................     26
Section 6.7. Governmental Approvals ........................................     26
Section 6.8. Texas License .................................................     26

      ARTICLE VII Conditions Precedent to Obligation of Purchaser to Close

Section 7.1. Proceedings Satisfactory; Certificates ........................     26
Section 7.2. Compliance with Covenants .....................................     27
Section 7.3. No Proceedings Pending ........................................     27
Section 7.4. Regulatory Approvals ..........................................     27
Section 7.5. Liabilities ...................................................     28

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
Section 7.6. Delivery of Certificates for the Shares .......................     28
Section 7.7. Closing Under the Acquisition Agreement Consummated ...........     28

        ARTICLE VIII Conditions Precedent to Obligation of Seller to Close

Section 8.1. Proceedings Satisfactory; Certificates ........................     28
Section 8.2. Compliance with Covenants .....................................     28
Section 8.3. Regulatory Approvals ..........................................     28
Section 8.4. No Proceedings Pending ........................................     29
Section 8.5. Closing Under the Acquisition Agreement Consummated ...........     29

                           ARTICLE IX Indemnification

Section 9.1. Seller Indemnity ..............................................     29
Section 9.2. Purchaser Indemnity ...........................................     30
Section 9.3. Valuation of Claim ............................................     31
Section 9.4. Payment of Indemnification Loss ...............................     32
Section 9.5. Purchase Price Adjustment .....................................     32
Section 9.6. No Duplication ................................................     32

                             ARTICLE X Tax Matters

Section 10.1. Transfer Taxes ...............................................     32
Section 10.2. Tax Matters ..................................................     32
Section 10.3. Computation of Tax Liabilities ...............................     33
Section 10.4. Seller's Indemnity for Taxes .................................     34
Section 10.5. Assistance and Cooperation ...................................     35
Section 10.6. Refunds ......................................................     35
Section 10.7. Contests .....................................................     35
Section 10.8. Post-Closing Actions which Affect Seller's Liability for Taxes     36
Section 10.9. Section 338(h)(10) Election ..................................     37

                             ARTICLE XI Termination

Section 11.1. Termination ..................................................     38
Section 11.2. Effect of Termination ........................................     39

                       ARTICLE XII Miscellaneous Provisions

Section 12.1. Expenses .....................................................     39
Section 12.2. Schedules; This Agreement ....................................     39
Section 12.3. Modification .................................................     40
Section 12.4. Waivers ......................................................     40
Section 12.5. Survival of Obligations ......................................     40
Section 12.6. Other Instruments to be Executed .............................     40
Section 12.7. Public Statements; Confidentiality ...........................     40
Section 12.8. Parties Bound ................................................     41
Section 12.9. Governing Law ................................................     41

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Section 12.10. Notices .....................................................     41
Section 12.11. Number and Gender of Words ..................................     42
Section 12.12. Invalid Provisions ..........................................     42
Section 12.13. Headings ....................................................     42
Section 12.14. Third Party Beneficiaries ...................................     42
Section 12.15. Other Remedies ..............................................     43
Section 12.16. Entirety of Agreement .......................................     43
Section 12.17. Multiple Counterparts; Effectiveness ........................     43
Section 12.18. Assignment ..................................................     43

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                                LIST OF EXHIBITS

Exhibit A         RIC (Landmark) Quota Share Reinsurance Agreement

Exhibit B         RIC (Landmark) Administrative Services Agreement

Exhibit C         Assumption of Liabilities Agreement

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

                               LIST OF SCHEDULES

                          SELLER DISCLOSURE SCHEDULES

Schedule 1.1(a)            Seller Persons with Knowledge
Schedule 3.3               Non-Contravention
Schedule 3.9               Governmental Approvals
Schedule 3.11              Tax
Schedule 3.12              Governmental Proceedings or Investigations
Schedule 3.13              Litigation
Schedule 3.14(a)           Statutory Deposits
Schedule 3.14(b)           Company Bank Accounts and Safe Deposit Boxes
Schedule 3.15(a)           Material Agreements
Schedule 3.15(b)           Exceptions to Material Agreements
Schedule 3.17(c)(i)        Surplus Lines Eligibility States
Schedule 3.17(c)(ii)       Suspension or Termination of Surplus Lines Eligibility
Schedule 3.18              Reinsurance Ceded
Schedule 3.19              Exceptions to Absence of Certain Changes
Schedule 3.20              Intercompany Accounts

                         PURCHASER DISCLOSURE SCHEDULES

Schedule 1.1(b)            Purchaser Persons with Knowledge
Schedule 4.4               Governmental Approvals
Schedule 4.5               Litigation
Schedule 4.6(a)            Non-Contravention

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

                            STOCK PURCHASE AGREEMENT

                  THIS STOCK PURCHASE AGREEMENT (together with the Exhibits and Schedules attached hereto and incorporated herein by reference, being hereinafter referred to as this "Agreement") is made and entered into as of the 6th day of June, 2003, by and between GUARANTY NATIONAL INSURANCE COMPANY, an insurance company organized and existing under the laws of the State of Colorado ("Seller"), ALLEGHANY INSURANCE HOLDINGS LLC, a Delaware limited liability company ("Purchaser") and, for purposes of Sections 5.12, 5.15 and 5.16 only, ROYAL INDEMNITY COMPANY, a Delaware property and casualty insurance company ("RIC").

                              W I T N E S S E T H :

                  WHEREAS, this Agreement is being entered into concurrently with that certain acquisition agreement, dated June 6, 2003, between Royal Group, Inc., a Delaware corporation ("Royal") and Purchaser (the "Acquisition Agreement");

                  WHEREAS, Seller is an indirect wholly-owned subsidiary of Royal;

                  WHEREAS, Seller owns of record and beneficially 1,000,000 shares of the common stock, $4.00 par value per share (the "Shares"), which shares constitute all of the issued and outstanding shares of the capital stock of LANDMARK AMERICAN INSURANCE COMPANY, an insurance company organized and existing under the laws of the State of Oklahoma (the "Company");

                  WHEREAS, the Company possesses various state licenses, authorizations and qualifications to engage in, and is engaged in, the business of writing insurance and surplus and excess lines insurance and related activities (collectively, the "Business");

                  WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Shares, all on the terms and conditions hereinafter set forth (the "Stock Purchase");

                  WHEREAS, in connection with the Stock Purchase, subject to the terms provided herein and the Landmark Ancillary Agreements (as defined herein) as of the Closing Date, (i) Seller shall cause the Company to enter into a quota share reinsurance agreement with RIC, pursuant to which RIC shall assume and reinsure all the liabilities of the Company existing as of the Closing Date net of collectible reinsurance and exclusive of the liabilities under the Company Insurance Contracts (as defined herein); (ii) Seller shall cause the Company to enter into an administrative services agreement with RIC, pursuant to which RIC shall provide administrative services to the Company with respect to the contracts and liabilities reinsured under said quota share reinsurance agreement; and (iii) RIC shall assume any other liabilities of the Company (excluding liabilities relating to the Company Insurance Contracts) not otherwise expressly assumed by RIC or retained by the Company.

                  NOW THEREFORE, in consideration of the premises set forth above, and subject to the terms and conditions stated herein, the parties hereto agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

                  SECTION 1.1. DEFINITIONS. The following terms, when used in this Agreement, shall have the meanings set forth herein. The terms defined below shall be deemed to refer to the singular or plural as the context requires.

                  "Acquisition Agreement" shall have the meaning set forth in the preamble.

                  "Actions" shall have the meaning set forth in Section 3.13.

                  "Affiliate" of any Person shall mean another Person that from time to time, directly or indirectly controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise. For the purposes of this Agreement, the term "Affiliated" has a meaning correlative to the foregoing.

                  "Agreement" shall have the meaning set forth in Section 12.2.

                  "AIHL Insurance Co." shall have the meaning set forth in the Acquisition Agreement.

                  "Annual Statement" shall have the meaning set forth in Section 3.10(b).

                  "Applicable Law" shall mean any applicable order, law, statute, regulation, rule, ordinance, writ, injunction, directive, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity, including any amendments thereto that may be adopted from time to time.

                  "Assumption of Liabilities Agreement" shall have the meaning set forth in Section 2.5.

                  "Books and Records" shall mean the originals or copies of all customer lists, policy information, insurance contract forms, administrative and pricing manuals, medical procedure code lists, claim records, sales records, underwriting records, financial records, compliance records (including, without limitation, the Company's insurance licenses and evidence of the Company's surplus lines authorizations and qualifications), complaint files, data files prepared for or filed with regulators of the Business and premium tax records, each in the possession or control of the Company, Seller or any of its Affiliates, and used in the operation of the Business, whether or not stored in hardcopy form or on magnetic or optical media (to the extent not subject to licensing restrictions), but excluding (i) prior to the Closing, any such lists, information and records that are prohibited from being disclosed or transferred by Applicable Law or regulatory requirements and (ii) any such information that is part of any consolidated, unitary, combined or similar Tax Return except to the extent directly related to the Company.

                  "Business" shall have the meaning set forth in the introduction.

                  "Business Day" shall mean a Monday, Tuesday, Wednesday, Thrusday or Friday on which banking institutions in the State of New York are not authorized or obligated by Applicable Law to close.

                  "Capital and Surplus Amount" shall mean the fair market value of the total assets of the Company (as determined pursuant to Section 2.2(c)) on the Valuation Date after giving effect to the transfer of assets and liabilities effected under the RIC (Landmark) Quota Share Reinsurance Agreement and the Assumption of Liabilities Agreement.

                  "Claim" shall have the meaning set forth in Section 9.1(a).

                  "Closing" shall have the meaning set forth in Section 2.6.

                  "Closing Date" shall have the meaning set forth in Section
                  2.6.

                  "Company" shall have the meaning set forth in the introduction.

                  "Company Insurance Contracts" shall mean (i) all policies, binders and contracts of insurance (both direct and assumed) issued effective on or after the Effective Date (as such term is defined in the Acquisition Agreement) and prior to the Closing Date by the Company through RSUI as agent under the Landmark Administrative Services Agreement and (ii) the Assumed Contracts (as such term is defined in the Landmark Quota Share Reinsurance Agreement).

                  "Damages" shall have the meaning set forth in Section 9.1(a).

                  "Defense" shall have the meaning set forth in Section 9.2(b).

                  "Final Allocation" shall have the meaning set forth in Section 10.9(a).

                  "Final Seller's Tax Cost" shall have the meaning set forth in
Section 10.9(a).

                  "Governmental Entity" shall mean any foreign, domestic, federal, territorial, state or local U.S. or non-U.S. governmental authority, quasi-governmental authority, instrumentality, court or government, self-regulatory organization, commission, tribunal or organization or any political or other subdivision, department, branch or representative of any of the foregoing.

                  "Income Tax" means any federal, state, local or foreign income, alternative, minimum, franchise, profits, or other similar Tax (but only if determined with respect to net income) or deficiencies with respect thereto (including interest and penalties thereon and additions thereto).

                  "Income Tax Return" means any Tax Return with respect to Income Taxes.

                  "Indemnification Loss" shall have the meaning set forth in
Section 9.3.

                  "Indemnified Party" shall have the meaning set forth in
Section 9.2(b).

                  "Indemnifying Party" shall have the meaning set forth in
Section 9.2(b).

                  "Independent Firm" shall have the meaning set forth in Section 10.2(d).

                  "Knowledge" with respect to: (i) Seller or any of its Affiliates which is a party to any Landmark Ancillary Agreement means the actual knowledge of the natural Persons listed in Schedule 1.1(a) and (ii) Purchaser or any of its Affiliates which is a party to any Landmark Ancillary Agreement means the actual knowledge of the natural Persons listed in Schedule 1.1(b).

                  "Landmark Administrative Services Agreement" shall mean the administrative services agreement effective as of July 1, 2003, entered into by and among [AIHL Ins. Co.], RSUI and the Company, pursuant to the terms of the Acquisition Agreement.

                  "Landmark Ancillary Agreements" shall mean the RIC (Landmark) Quota Share Reinsurance Agreement, the RIC (Landmark) Administrative Services Agreement, the Assumption of Liabilities Agreement, and the Termination Endorsement and any and all exhibits to each of the Landmark Ancillary Agreements.

                  "Landmark Quota Share Reinsurance Agreement" shall mean the quota share agreement effective as of July 1, 2003, entered into by and between [AIHL Ins. Co.] and the Company, pursuant to the terms of the Acquisition Agreement.

                  "Liability" or "Liabilities" shall mean a liability, obligation, Claim or cause of action (of any kind or nature whatsoever, whether absolute, accrued, contingent or other, and whether known or unknown) of the Company.

                  "Lien" or "Liens" shall mean any mortgage, pledge, lien, encumbrance, charge, adverse Claim (whether pending or, to the Knowledge of the Person against whom the adverse Claim is being asserted, threatened) or restriction of any kind affecting title or resulting in an encumbrance against property, real or personal, tangible or intangible, or a security interest of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, and any filing of or agreement to given any financing statement under the Uniform Commercial

Code (or equivalent statute) of any jurisdiction (other than a financing statement which is filed or given solely to protect the interest of a lessor).

                  "Newly Authorized State" shall have the meaning set forth in
Section 2.2(d).

                  "1993 Reinsurance Agreement" shall mean the reinsurance agreement dated January 1, 1993, by and between the Seller and the Company.

                  "Oklahoma Insurance Law" shall have the meaning set forth in
Section 3.10(b).

                  "Parent" shall have the meaning set forth in Section 3.11(a).

                  "Parent Group" shall have the meaning set forth in Section 3.11(a).

                  "Permits" shall mean all permits, licenses, authorizations, qualifications, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the conduct of the business of Seller, the Company or Purchaser, as applicable.

                  "Person" shall mean an individual, corporation, partnership, joint venture, association, limited liability company, trust, unincorporated organization, or other entity.

                  "Post-Closing Tax Period" means a taxable year or period beginning after the Closing Date.

                  "Pre-Closing Tax Period" means a taxable year or period ending on or before the Closing Date.

                  "Proposed Allocation" shall have the meaning set forth in
Section 10.9(a).

                  "Purchase Price" shall have the meaning set forth in Section 2.2.

                  "Purchaser" shall have the meaning set forth in the introduction.

                  "RIC" shall have the meaning set forth in the preamble.

                  "RIC (Landmark) Administrative Services Agreement" shall have the meaning set forth in Section 2.4.

                  "RIC (Landmark) Quota Share Reinsurance Agreement" shall have the meaning set forth in Section 2.3.

                  "Royal" shall have the meaning set forth in the preamble.

                  "Royal Insurer Affiliate" shall have the meaning ascribed to it in the Acquisition Agreement.

                  "RSUI" shall mean Royal Specialty Underwriting, Inc., a Georgia company.

                  "Section 338 Elections" shall have the meaning set forth in
Section 10.9(a).

                  "Section 338 Forms" shall have the meaning set forth in
Section 10.9(b).

                  "Securities Act" shall have the meaning set forth in Section 4.7.

                  "Seller" shall have the meaning set forth in the introduction.

                  "Seller's Tax Cost" shall have the meaning set forth in
Section 10.9(a).

                  "Shares" shall have the meaning set forth in the preamble.

                  "Statutory Deposits" shall have the meaning set forth in
Section 3.14.

                  "Statutory Financial Statements" shall have the meaning set forth in Section 3.10(a).

                  "Stock Purchase" shall have the meaning set forth in the preamble.

                  "Straddle Period" means a taxable year or period beginning on or before, and ending after, the Closing Date.

                  "Tax" or "Taxes" shall mean all federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, gross receipts, occupation, windfall profits, sales, use, ad valorem, value-added, profits, license, withholding, payroll, employment, excise, insurance premium, real property, personal property, customs, net worth, capital gains, transfer, stamp, documentary, social security, disability, environmental, alternative minimum, estimated, recapture and other taxes, and including all interest, penalties and additions imposed with respect thereto.

                  "Tax Claim" shall have the meaning set forth in Section
10.7(a).

                  "Tax Return" shall mean any and all returns, declarations, reports, claims for refund, information returns, or other documents or statements relating to Taxes required to be supplied to any Taxing Authority, including any schedule or attachment thereto and any amendment or supplement thereof.

                  "Taxing Authority" shall mean any domestic, foreign, federal, national, state, county, or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising regulatory authority with respect to Taxes.

                  "Transfer Taxes" means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any out-of-pocket filing expenses, penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including recording and escrow fees and any real property or leasehold interest transfer or gains tax and any similar Tax).

                  "Unauthorized States" shall have the meaning set forth in
Section 2.2(d).

                  "Valuation Date" shall have the meaning set forth in Section 2.2(b).

                                   ARTICLE II

                        THE PURCHASE AND SALE TRANSACTION

                  SECTION 2.1. PURCHASE AND SALE OF THE SHARES. Purchaser agrees to purchase from Seller, and Seller agrees to sell, assign, transfer and deliver to Purchaser, on the Closing Date, the Shares, for the consideration specified in Section 2.2, on the terms and conditions provided for herein.

                  SECTION 2.2. PURCHASE PRICE. (a) Purchaser agrees to pay to Seller, and Seller agrees to accept from Purchaser, as consideration for the sale of the Shares, an amount payable at the Closing (the "Purchase Price"), such amount, subject to adjustment, if any, pursuant to Section 2.2(d), to be determined as follows: the sum of (1) three-million-five-hundred-thousand dollars ($3,500,000) and (2) the Capital and Surplus Amount.

                  (b) On the day prior to the Closing Date, Seller shall provide Purchaser with a complete list and specific description of the assets which shall be held by the Company upon the Closing. Such description shall include a valuation as of the date which is the third Business Day immediately preceding the Closing Date (the "Valuation Date") of the fair market value of the assets so described. Purchaser shall have an opportunity at its own expense to verify such valuation and all information related thereto, concerning such assets.

                  (c) The fair market value of marketable securities and fixed income assets, if any, listed on Schedule 3.14(a) shall be determined: (i) by reference to prices reported by Interactive Data Corporation, Muller Data Corporation, or a substantially similar recognized market quotations service commonly used by insurers to establish the fair market value of investment securities, plus (ii) interest accrued and dividends accrued as of the Valuation Date attributable to such marketable securities, and fixed income assets; provided, however, that interests in money market funds shall have a fair market value equal to their face or par value.

                  (d) The Purchase Price for the Shares shall be subject to adjustment at the Closing in the following manner:

                           (i)      In the event that the Company is not
authorized to issue insurance policies on an excess or surplus lines basis in one or more of the states, other than the State of New York, listed on Schedule 3.17(c)(i) hereto (the "Unauthorized States"), on the Closing Date, the Purchase Price for the Shares payable at the Closing shall be decreased by an amount equal to $82,500 multiplied by the number of such Unauthorized States. In the event Seller shall cause the Company's authorization which has been terminated, revoked or suspended prior to the Closing Date to be reinstated within six (6) months of the Closing Date, Purchaser shall pay to Seller $82,500 for each Unauthorized State in which authorization is so reinstated within ten (10) days of such reinstatement. Seller shall provide Purchaser with satisfactory evidence of the reinstatement of the authorization.

                           (ii)     In the event that the Company is not
authorized to issue insurance policies on an excess or surplus lines basis in the State of New York on the Closing Date, the Purchase Price for the Shares shall be decreased by an amount equal to $200,000. In the event that the Company's authorization in the State of New York has been terminated, revoked or suspended prior to the Closing Date and the Seller shall cause such authorization to be reinstated within six (6) months of the Closing Date, Purchaser shall pay to Seller $200,000 within ten (10) days of such reinstatement. Seller shall provide Purchaser with satisfactory evidence of the reinstatement.

                           (iii)    In the event that (A) the Company becomes
authorized to issue insurance policies on an excess or surplus lines basis in any state not listed on Schedule 3.17(c)(i) (each such state a "Newly Authorized State") during the period commencing on the date hereof and ending thirty (30) days following the Closing Date and (B) the Purchase Price has been reduced pursuant to Section 2.2(d)(i) or (ii), the Purchase Price for the Shares shall be increased by an amount equal to $82,500 for each such Newly Authorized State (or $200,000 for California) and such amount shall be paid by Purchaser to Seller on the later of the Closing Date and two (2) Business Days of the Company's obtaining such authorization; provided, however, in no event shall the aggregate Purchase Price payable after giving effect to the adjustments pursuant to this Section 2.2(d) exceed the sum of (1) three million five hundred thousand dollars ($3,500,000) plus (2) the Capital and Surplus Amount.

                       (iv) Following the closing, Seller and Purchaser shall cooperate and exert reasonable best efforts to try to have the Company's authorization to issue insurance policies on an excess or surplus lines basis in any state listed on Schedule 3.17(c)(i) hereto reinstated by the relevant regulatory authority; provided that the parties will consult with each other with respect to all such actions.

                  (e) Any adjustments of Purchase Price pursuant to Section 2.2(d) shall be paid to Seller by cashier's check or by bank wire transfer. Each party will promptly notify the other of any event which it determines may require an adjustment of the Purchase Price.

                  (f) Subject to the last sentence of Section 7.3 hereof, Seller's sole remedy for a deficiency in any excess or surplus line authorization at Closing in any state or territory shall be as set forth in
Section 2.2(d).

                  SECTION 2.3. RIC (LANDMARK) QUOTA SHARE REINSURANCE AGREEMENT. On the Closing Date, Seller shall cause the Company to execute and deliver to Purchaser a quota share reinsurance agreement substantially in the form attached hereto as Exhibit A (the "RIC (Landmark) Quota Share Reinsurance Agreement").

                  SECTION 2.4. RIC (LANDMARK) ADMINISTRATIVE SERVICES AGREEMENT. On the Closing Date, Seller shall cause the Company to execute and deliver to Purchaser an administrative services agreement substantially in the form attached hereto as Exhibit B (the "RIC (Landmark) Administrative Services Agreement").

                  SECTION 2.5. ASSUMPTION OF LIABILITIES. On the Closing Date, Seller shall cause the Company to execute and deliver to Purchaser an assumption of liabilities agreement substantially in the form attached hereto as Exhibit C (the "Assumption of Liabilities Agreement").

                  SECTION 2.6. CLOSING. (a) The closing of the transactions contemplated hereunder (the "Closing") shall take place at 10:00 a.m., New York City time, on the first Business Day of the calendar month beginning after satisfaction or waiver of the terms and conditions set forth in Articles VII and VIII hereof (other than any such condition to be fulfilled at the Closing) (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP at Four Times Square, New York, New York 10036, or at such other location as the parties may mutually agree in writing.

                  (b) At the Closing, subject to Purchaser's payment of the Purchase Price to Seller, (i) Seller shall deliver to Purchaser all of the Shares, duly assigned to Purchaser and duly endorsed in blank or accompanied by stock powers duly executed, and (ii) each of the parties shall deliver or cause to be delivered to the intended recipient the monies, documents and instruments required to be delivered by or on behalf of such party at or prior to the Closing pursuant to the terms of this Agreement.

                  (c) The parties hereto acknowledge and agree that upon Seller's receipt of the Purchase Price, the transactions contemplated by this Agreement shall be deemed effective as of 12:01 a.m. on the Closing Date.

                  SECTION 2.7. CLOSING ITEMS.

                  (a) At the Closing, Seller or its Affiliates, as applicable, shall execute (except as to clause (vi) of paragraph (a) of this Section 2.7) and deliver to Purchaser the following:

                           (i) the RIC (Landmark) Quota Share Reinsurance Agreement;

                           (ii) the RIC (Landmark) Administrative Services Agreement;

                           (iii)    the Assumption of Liabilities Agreement;

                           (iv) the certificates representing all of the Shares in properly negotiable form;

                           (v)      evidence of termination of the 1993
         Reinsurance Agreement between Seller and the Company;

                           (vi) evidence of compliance with any applicable regulatory filings or approvals from which no exemption is available as provided in Section 5.12;

                           (vii) certificates of a senior officer of Seller required by Section 7.1; and

                           (viii) a certificate of Seller satisfying the requirements of Treasury Regulation section 1.1445-2(b)(2).

                  (b) At the Closing, Purchaser shall execute (except as to clause (ii) of paragraph (b) of this Section 2.7) and deliver to Seller the following:

                           (i) wire transfer of federal funds in the full amount payable as the Purchase Price for the Shares.

                           (ii) evidence of compliance with any applicable regulatory filings or approvals from which exemption is available, as provided in Section 6.7; and

                           (iii) a certificate of a senior officer of Purchaser required by Section 8.1.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES BY SELLER

                  To induce Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser, as of the date of this Agreement (except if another date is specified in the representation or warranty) and as of the Closing Date, as follows:

                  SECTION 3.1. ORGANIZATION AND STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted. Seller is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not be likely to, individually or in the aggregate, have a material adverse effect on the ability of Seller to execute and deliver this Agreement, to perform its obligations hereunder or to consummate the transactions contemplated hereby.

                  SECTION 3.2. AUTHORITY; CORPORATE ACTION. Seller has all requisite power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including, without limitation, the sale of the Shares. Each of Seller, Royal and RIC has all requisite power and authority to execute and deliver the Landmark Ancillary Agreements to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby, and the execution, delivery and performance of the Landmark Ancillary Agreements and the consummation of the transactions contemplated thereby, have been duly and validly authorized by all necessary action on the part of Seller, Royal and RIC and no other proceedings on the part of Seller, Royal and RIC (including any proceedings on the part of the stockholders and the Board of Directors of Seller, Royal and RIC) are necessary to authorize the execution, delivery and performance of this Agreement, the Landmark Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller. On the Closing Date, the Landmark Ancillary Agreements will have been duly executed and delivered by Seller, Royal and RIC, as applicable.

                  SECTION 3.3. NON-CONTRAVENTION. Except as set forth in
Schedule 3.3, the execution, delivery and performance of this Agreement and the Landmark Ancillary Agreements do not, and the consummation of the transactions contemplated by this Agreement and the Landmark Ancillary Agreements will not conflict with, or result in any material breach, violation, impairment or revocation of, or default (with or without notice or lapse of time, or both) under, or give rise to the creation of a Lien, a right of termination, cancellation, revocation or acceleration of any obligation or loss of a benefit under (i) the certificate of incorporation and bylaws of Seller, the Company, Royal or RIC, (ii) any material loan or credit agreement, note, mortgage, indenture, lease, material agreement, concession, franchise, contractual license or similar authorization applicable to Seller, the Company, Royal or RIC or by or to which the properties or assets of Seller, the Company, Royal or RIC (including, without limitation, the Shares) may be bound or subject, or any other agreement listed on Schedule 3.15(a) to which Seller, the Company, Royal or RIC is a party, (iii) subject to the governmental filings and other matters referred to in Section 3.9 below, any Applicable Law applicable to Seller, the Company, Royal or RIC or to which the properties or assets of Seller, the Company, Royal or RIC may be bound or subject, or (iv) any order, writ, judgment, injunction, award, decree, law, statute, ordinance, rule or regulation of any Governmental Entity or any agreement with, or condition imposed by, any Governmental Entity, in each case, which is binding upon Seller, the Company, Royal or RIC or their respective assets in connection with the Business, other than, in the case of clauses (ii), (iii) and (iv), any such conflicts, violations, impairments, revocations, defaults, Liens, rights or losses which would not, individually or in the aggregate, have a material adverse effect on the ability of Seller, the Company Royal or RIC to execute and deliver this Agreement or the Landmark Ancillary Agreements, to perform its obligations hereunder and thereunder or to consummate the transactions contemplated hereby and thereby.

                  SECTION 3.4. ORGANIZATION AND QUALIFICATION OF THE COMPANY. The Company is a stock insurance company duly organized, validly existing, in good standing under the laws of the State of Oklahoma and is duly qualified and in good standing as a foreign corporation authorized to transact business under the laws of each jurisdiction in which the Company on the date hereof is required to be so qualified.

                  SECTION 3.5. NO SUBSIDIARIES OF THE COMPANY. The Company has no subsidiaries and does not own, either directly or indirectly, more than 5% of the voting securities of any partnership, firm, association, corporation, joint stock company, trust, or any similar entity or any combination of the foregoing acting in concert.

                  SECTION 3.6. CAPITALIZATION OF THE COMPANY; TITLE TO SHARES. The authorized capital stock of the Company consists of 1,000,000 shares of common stock, $4.00 par value per share, all of which have been and are now validly issued and outstanding, fully paid and nonassessable. The Shares constitute all of the issued and outstanding capital stock of the Company. Seller is the lawful record and beneficial owner of, and has good and marketable title to, the Shares free and clear of all Liens. Upon the transfer of the Shares to Purchaser in accordance with this Agreement, good and marketable title in and to such Shares will have been transferred to Purchaser, free and clear of all Liens. Except for the rights of Purchaser with respect to the Shares provided for herein, there are no outstanding options, warrants, other agreements or rights to purchase or otherwise acquire, or securities convertible into, any of the Shares. The Company has not issued any securities in violation of any preemptive or similar rights. Neither the Company nor Seller is a party to any agreement with a third party which places any restriction upon, or which creates any voting trust, proxy, or other agreement or understanding with respect to, the voting, purchase, redemption, acquisition or transfer of, or the declaration or payment of any dividend or distribution on, any shares of capital stock of the Company.

                  SECTION 3.7. ARTICLES OF INCORPORATION AND BY-LAWS. Seller has delivered to Purchaser a true, correct and complete copy of the articles of incorporation and the by-laws of the Company, as amended, which have been approved by the applicable regulatory authorities and reflect all amendments thereto. The Board of Directors and the shareholder of the Company will not take any action for the purpose of effecting any amendment or modification of such articles of incorporation or by-laws except as otherwise expressly permitted or required by this Agreement.

                  SECTION 3.8. VALIDITY. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except only as limited by applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws presently or hereafter in force affecting the enforcement of creditors' rights generally and subject to general equitable principles limiting the right to obtain specific performance or other equitable relief.

                  SECTION 3.9. GOVERNMENTAL APPROVALS. Except as disclosed on
Schedule 3.9, no authorization, consent or approval or other order or action of, or filing with, any Governmental Entity is required for (i) the execution and delivery of this Agreement by

Seller, or the Landmark Ancillary Agreements by Seller, the Company, Royal or RIC, as the case may be; (ii) the consummation by Seller of the transactions provided for herein; or (iii) the consummation by Seller, the Company, Royal or RIC of the transactions provided for in the Landmark Ancillary Agreements.

                  SECTION 3.10. FINANCIAL STATEMENTS. (a) The statutory financial statements and accompanying supplemental schedules of the Company, filed with the Oklahoma Department of Insurance and any other applicable governmental department and delivered to Purchaser prior to the execution and delivery of this Agreement, as of, and for the years ended December 31, 2000, 2001 and 2002 and the first quarter for the year 2003 (the "Statutory Financial Statements"), have been prepared in accordance with accounting practices prescribed or permitted by the Oklahoma Department of Insurance applied on a consistent basis for the periods involved. The Statutory Financial Statements fairly present the financial condition, results of operations, changes in equity and changes in financial position of the Company as of and for the respective dates and periods indicated therein, in accordance with accounting practices prescribed or permitted by the Oklahoma Department of Insurance applied on a consistent basis for the periods involved. Seller has delivered or made available to Purchaser prior to the execution and delivery of this Agreement complete, correct and legible copies of the Statutory Financial Statements.

                  (b) The investments of the Company reflected in the Annual Statement of the Company as of December 31, 2002 (the "Annual Statement"), filed with the Oklahoma Department of Insurance, comply with the requirements of the Oklahoma Insurance Code and the regulations thereunder (the "Oklahoma Insurance Law") as well as the insurance laws and regulations of any other applicable jurisdiction.

                  SECTION 3.11. TAXES.

                  (a) Arrowpoint General Partnership ("Parent") is the common parent of an affiliated group of corporations (within the meaning of section 1504(a) of the Code) (such group, the "Parent Group") which files consolidated federal income Tax Returns. From November 17, 1999 through the Closing Date, Parent has included (or, with respect to the taxable year ending on the Closing Date, will include) the Company in its consolidated federal income Tax Return as a member of the Parent Group.

                  (b) (i) Other than as set forth in Schedule 3.11, for all periods ending after November 16, 1999, and for which the relevant statutes of limitation have not expired, the Company has filed (or joined in the filing of) when due (after taking into account all properly requested extensions) all material Tax Returns required by Applicable Law to be filed with respect to the Company and all Taxes shown to be due on such Tax Returns have been paid; (ii) all such Tax Returns were true, correct and complete in all material respects as of the time of such filing or after taking into account any changes thereto reflected on any amended Tax Returns; (iii) there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, the Company in respect of any material Tax or assessment, nor is any claim for additional Tax or assessment being asserted by any Taxing Authority; (iv) except for the Parent

Group, the Company has never been a member of an affiliated, consolidated, combined or unitary group; (v) since November 17, 1999, no claim has been asserted in writing by any Taxing Authority in a jurisdiction in which the Company does not currently file a Tax Return that it is or may be subject to Tax by such jurisdiction; (vi) the Company is not a party to any agreement (other than an agreement entered into in the ordinary course of business for the purchase or lease of assets, the borrowing of money, the hiring of employees or consultants or other commercial transactions in the ordinary course of business), whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlement to refunds or similar Tax matters; (vii) the Company has withheld and remitted to its applicable taxing authorities all Taxes required to be withheld in connection with any material amounts paid or owing to any employee, creditor, attorney, independent contractor or other Person; (viii) since November 17, 1999, neither Parent, Seller, nor the Company has made, changed or revoked, or permitted to be made, changed or revoked, any material election or method of accounting with respect to material Taxes affecting or relating to the Company, or entered into, or permitted to be entered into, any closing or other agreement or settlement with respect to Taxes affecting or relating to the Company; (ix) no ruling with respect to Taxes (other than a request for a determination of the status of a qualified plan) has been requested by or on behalf of the Company or by Parent with respect to any transaction involving the Company that could affect the liability of the Company for Taxes for any period after the Closing; (x) the Company has no liability for the Taxes of any Person (other than pursuant to Treasury Regulation Section 1.1502-6, or any analogous state, local or foreign law or regulation) as a transferee or successor; and (xi) the statutes of limitations for Tax years of the Company have closed for all such years ending prior to January 1, 2000.

                  SECTION 3.12. COMPLIANCE WITH APPLICABLE LAW. (a) To the Knowledge of Seller, the Company is not in violation of any Applicable Law. The Company is not a party to or subject to any agreement, judgment, order, writ, injunction or decree of any court or Governmental Entity that could reasonably be expected to prevent in any material manner the Company from operating after the Closing.

                  (b) Except as set forth in Schedule 3.12, during the past five years the Company has not been the subject of any governmental proceedings or investigations, including without limitation, any Oklahoma Department of Insurance proceedings or investigations, which were adversely determined, and resulted in the Company being bound or held to be in violation or contravention of any material law relating to its Business, Business practices or employment practices. Seller has made available to Purchaser examination reports of the Company issued by the applicable regulatory authorities since December 31, 2000.

                  SECTION 3.13. LITIGATION. Except as set forth in Schedule 3.13, there is no action, order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation, proceeding, arbitration, inquiry, governmental audit or investigation (collectively, "Actions") pending, or, to the Knowledge of Seller, threatened in writing, against Seller or the Company, by or before any court or other Governmental Entity, other than those which would not, individually or in the aggregate, prevent or materially delay Seller or the Company from consummating the transactions contemplated by this Agreement and the Landmark Ancillary Agreements.

                  SECTION 3.14. ASSETS AND PROPERTY; NO LIABILITIES. (a) The Company has good and marketable title to all of its assets and properties, free of any Lien, encumbrance, restriction, claim, charge or defect of title, except for statutory deposits required by the insurance departments of the states in which the Company is licensed, eligible, authorized or qualified to issue insurance policies on an excess or surplus lines basis, all of which are set forth in Schedule 3.14(a) ("Statutory Deposits"). As of the Closing Date, the Company will have no assets, except (i) the Statutory Deposits, (ii) the Reinsurance Recoverables (as such term is defined in the RIC (Landmark) Quota Share Reinsurance Agreement), (iii) the recoverables (if any) under the Assumption of Liabilities Agreement, (iv) assets and liabilities associated with the issuance of Accommodation Contracts (as such term is defined in the RIC (Landmark) Quota Share Reinsurance Agreement) and contracts issued pursuant to the Landmark Administrative Services Agreement, and (v) assets to be listed by Seller pursuant to Section 2.2.(b) (comprising the remainder of the Capital and Surplus Amount).

                  (b) Schedule 3.14(b) contains a complete and correct listing of each bank account and safe deposit box maintained by the Company as of the date hereof.

                  SECTION 3.15. MATERIAL AGREEMENTS. (a) Schedule 3.15(a) consists of a complete and correct listing of, and a description of the date, parties and the content of:

                           (i) Each and every material written contract, agreement, commitment or arrangement, and, to Seller's Knowledge, each and every oral contract, agreement, commitment or arrangement to which the Company is a party or which is binding upon the Company except only for those (x) required to be specifically disclosed elsewhere in any other Schedule to this Agreement, or (y) insurance and reinsurance contracts to be assumed by RIC pursuant to the RIC (Landmark) Quota Share Reinsurance Agreement; and

                           (ii) Without limiting the generality of the foregoing, each guaranty to which the Company is a party (except in respect of guarantees arising solely from the endorsement of negotiable instruments for deposit or collection in the ordinary course of conduct of the Business), each and every contract between the Company and Seller and affiliates of Seller, and each and every reinsurance contract to which the Company is a party as reinsurer.

                  The contracts and guarantees listed in Schedule 3.15(a) hereto are in full force and effect and not subject to any existing breach or default. Except for the RIC (Landmark) Quota Share Reinsurance Agreement, the Landmark Quota Share Reinsurance Agreement and policies of insurance and reinsurance agreements made in the ordinary course of business for which Seller will provide indemnification to Purchaser (but not including the Company Insurance Contracts), as of the Closing Date, the Company will not be bound by any lease, contract, agreement or other commitment of any kind.

                  (b)      Except as disclosed on Schedule 3.15(b), the Company:

                     (i) is not a party to any agreement, commitment or instrument evidencing indebtedness of the Company whether directly or indirectly, by way of purchase money obligations, conditional sale, lease purchase, guaranty or otherwise which is not indemnified under the Assumption of Liabilities Agreement;

                     (ii) is not a party to any contract containing covenants limiting the freedom of the Company to compete in any line of Business or with any Person after the Closing;

                     (iii) is not a party to or obligated under any agreement, contract or other instrument to pay any fees, bonus or other amount upon or following any threatened or actual change in control, or change in the nature of the Business, of the Company which is not indemnifiable in this Agreement or to be assumed by RIC pursuant to the RIC (Landmark) Quota Share Reinsurance Agreement;

                     (iv) is not a party to any material contract or agreement, not of the type covered by any other subsections of this
         Section 3.15 which by its terms does not terminate or is not terminable by and without penalty or cost to the Company within thirty (30) Business Days which is not indemnifiable in this Agreement or to be assumed by RIC pursuant to the RIC (Landmark) Quota Share Reinsurance Agreement; and

                     (v) is not a party to any forward foreign-exchange contract or substantially identical instrument.

                  SECTION 3.16. BOOKS AND RECORDS. The Books and Records of the Company are current and complete through the date hereof and will contain as of the date of the Closing, a true and correct record of all of the corporate actions and stock records of the Company through the Closing Date. All such Books and Records are maintained in accordance with requirements of the Oklahoma Insurance Law, including requirements as to their location.

                  SECTION 3.17. BUSINESS OF THE COMPANY; AUTHORITY; PERMITS.

                  (a) The Company has all requisite corporate power and authority to carry on all of its Business as the same is presently being conducted, and to own or otherwise possess all of the properties and assets (whether tangible, intangible or mixed) it owns or otherwise possesses.

                  (b) The Company's Oklahoma and Texas insurance licenses are in full force and will be as of the Closing Date, and the Company has not received a notice of default or termination with respect to such license or any threatened cancellation or termination in connection therewith.

                  (c) Schedule 3.17(c)(i) contains a true and correct list of each state in which the Company is eligible, authorized or qualified to issue insurance policies on an excess or surplus lines basis. The eligibilities, authorizations and qualifications set forth on Schedule 3.17(c)(i), together with the Company's Oklahoma and Texas insurance licenses, constitute all applicable insurance licenses and surplus or excess lines insurance eligibilities, authorizations and qualifications, as the case may be, required for the conduct of the Business as now conducted. The Company shall be so eligible, authorized or qualified, as the case may be, as of the Closing Date. Other than as set forth in Schedule 3.17(c)(ii), the Company has not received any notice of suspension or termination with respect to any such eligibility, authorization or qualification or any threatened suspension, cancellation or termination in connection therewith. Schedule 3.17(c)(iii) lists the states where the Company or Seller, as the case may be, is preparing an application for surplus lines eligibility, authorization or qualification for the Company.

                  (d) The Company is in good standing with any applicable insurance regulatory authority or any securities regulatory authority with respect to the conduct of the Business by the Company.

                  (e) There are no agreements in force between the Company and agents or intermediaries that are distributors of products of the Company, and the authority of all agents or intermediaries (other than RSUI) to bind the Company either have been terminated or will be terminated before the Closing Date.

                  (f) The Company has (i) timely paid all guaranty fund assessments that are due, or claimed or asserted by any insurance regulatory authority to be due from the Company, or (ii) provided for all such assessments in its Statutory Financial Statements.

                  SECTION 3.18. REINSURANCE CEDED. Schedule 3.18 hereto contains a true and complete list of all reinsurance contracts for reinsurance ceded by the Company that are in force on the date of this Agreement. Neither the Company nor any reinsurer under any of such contracts presently in force has given notice of termination (provisional or otherwise) in respect of any such reinsurance contract.

                  SECTION 3.19. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Schedule 3.19, since March 31, 2003, (i) the Company has conducted the Business only in the usual and ordinary course consistent with past practice and (ii) there has not been any event that individually or in the aggregate with all other events has had, or could reasonably be expected to have, a material adverse effect on the Business.

                  SECTION 3.20. INTERCOMPANY ACCOUNTS. Except as set forth on
Schedule 3.20, as provided for in this Agreement, as provided for in the RIC (Landmark) Quota Share Reinsurance Agreement, or as will be assumed or indemnified by the Assumption of Liabilities Agreement, as of the Closing Date, there will be no liabilities, payments, contracts, commitments, reinsurance treaties or other arrangements or understandings in existence between the Company and Seller or between the Company and any of the Seller's Affiliates.

                  SECTION 3.21. BROKERS AND FINDERS. There is no broker or finder involved on behalf of Seller in connection with the transactions contemplated by this Agreement that would create a liability or obligation for either the Company or the Purchaser.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES BY PURCHASER

                  To induce Seller to enter into this Agreement, Purchaser represents and warrants to Seller, as of the date of this Agreement (except if another date is specified in the representation or warranty) and as of the Closing Date, as follows:

                  SECTION 4.1. ORGANIZATION AND STANDING. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to carry on its business as now being conducted. Purchaser is a "United States Person" within the meaning of Code Section 7701(a)(30).

                  SECTION 4.2. CORPORATE ACTION. The execution and delivery of this Agreement by Purchaser, and the consummation by Purchaser of the transactions contemplated herein, have been authorized by all requisite corporate action on the part of Purchaser, including the approval by (or subsequent ratification by) the members of Purchaser.

                  SECTION 4.3. VALIDITY. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except only as limited by applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws presently or hereafter in force affecting the enforcement of creditors' rights generally and subject to general equitable principles limiting the right to obtain specific performance or other equitable relief.

                  SECTION 4.4. GOVERNMENTAL APPROVALS. Except as disclosed on
Schedule 4.4, no authorization, consent or approval or other order or action of, or filing with, any Governmental Entity is required for (i) the execution and delivery of (x) this Agreement by Purchaser, (y) the Landmark Ancillary Agreements by Purchaser; (ii) the consummation by Purchaser of the transactions provided for herein; or (iii) the consummation by Purchaser of the transactions provided for in the Landmark Ancillary Agreements.

                  SECTION 4.5. LITIGATION. Except as set forth in Schedule 4.5, there are no Actions pending, or, to the Knowledge of Purchaser, threatened in writing, against Purchaser by or before any court or other Governmental Entity, other than those which would not, individually or in the aggregate, prevent or materially delay Purchaser from consummating the transactions contemplated by this Agreement and the Landmark Ancillary Agreements.

                  SECTION 4.6. NON-CONTRAVENTION. (a) Except as set forth in
Schedule 4.6(a), the execution, delivery and performance of this Agreement and the Landmark Ancillary Agreements do not, and the consummation of the transactions contemplated by this Agreement and the Landmark Ancillary Agreements will not, conflict with, or result in any material breach, violation, impairment or revocation of, or default (with or without notice or lapse of time, or both) under, or give rise to the creation of a Lien, a right of termination, cancellation, revocation or acceleration of any obligation or loss of a benefit under (i) the certificate of incorporation and bylaws (or comparable organizational documents) of Purchaser, (ii) any material loan or credit agreement, note, mortgage, indenture, lease, material agreement, concession, franchise, contractual license or similar authorization applicable to Purchaser or its respective properties or assets or by or to which it or any material portion of its assets or properties may be bound or subject, (iii) subject to the governmental filings and other matters referred to in Section 4.6(b) below, any Applicable Law applicable to Purchaser or its respective properties or assets, (iv) any order, writ, judgment, injunction, award, decree, law, statute, ordinance, rule or regulation of any Governmental Entity or any agreement with, or condition imposed by, any Governmental Entity, in each case, which is binding upon Purchaser or (v) any Permit, other than, in the case of clauses (ii), (iii), (iv) and (v), any such conflicts, violations, impairments, revocations, defaults, Liens, rights or losses which would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to execute and deliver this Agreement, to perform its obligations hereunder or to consummate the transactions contemplated hereby.

                  (b) Except as set forth in Schedule 4.4, no consent, approval, license, order or authorization of, action by or in respect of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required or necessary to be obtained, made or given by Purchaser in connection with (i) the execution and delivery of this Agreement and the Landmark Ancillary Agreements, (ii) the performance by Purchaser of its obligations hereunder and thereunder and (iii) the consummation by Purchaser of the transactions contemplated hereby and thereby.

                  SECTION 4.7. INVESTOR STATUS AND COMPLIANCE WITH SECURITIES LAWS. (a) Purchaser is acquiring the Shares solely for its own account for investment and not with the view to, or for resale in connection with, any distribution thereof in violation of the Securities Act of 1933 (the "Securities Act") or any other domestic or foreign securities law. Purchaser acknowledges that the Shares are not registered under the Securities Act and may not be transferred or sold except pursuant to an applicable exemption therefrom.

                  (b) Purchaser is an accredited investor within the meaning of Rule 501 of the Securities Act, has the financial ability to bear the economic risk of the investment in the Shares, can afford to sustain a complete loss of such investment and has no need for liquidity in the investment in the Shares.

                  (c) Purchaser acknowledges that its representations and warranties contained herein are being relied on by Seller as a basis for an exemption of the purchase of the Shares, if any, from registration requirements of the Securities Act and any applicable state securities laws.

                  SECTION 4.8. BROKERS AND FINDERS. There is no broker or finder involved on behalf of Purchaser in connection with the transactions contemplated by this Agreement that could create a liability or obligation for the Seller.

                                    ARTICLE V

                               COVENANTS OF SELLER

                  SECTION 5.1. CONDUCT OF BUSINESS. Seller covenants and agrees that from and after the date of the execution and delivery of this Agreement through and including the Closing Date, except only as otherwise specifically required by or provided in this Agreement, Seller will use its reasonable best efforts to cause the Company to preserve its (i) charter, (ii) license to conduct an insurance business in the State of Oklahoma, and (iii) eligibility, qualification and/or authorization to issue insurance policies on an excess or surplus lines basis in those jurisdictions listed on Schedule 3.17(c)(i). Seller covenants and agrees that it will cause the Company not to issue or renew any policies of insurance on or after the tenth Business Day preceding the date hereof except (i) as expressly required by law, in which event, Seller will promptly notify Purchaser thereof, (ii) as contemplated by the Landmark Administrative Services Agreement with respect to business that is 100% reinsured by AIHL Insurance Co., or (iii) as contemplated by the RIC (Landmark) Administrative Services Agreement or the RIC (Landmark) Quota Share Reinsurance Agreement, with respect to business issued by the Company from and after the date hereof that is 100% reinsured by RIC.

                  Between the date hereof and the Closing Date, Seller will not, and will not cause or permit the Company to, issue or enter into any subscription, option agreement or other commitment of any kind in respect of the issuance, transfer, sale or encumbrance of any of the Shares and Seller will retain full record and beneficial ownership of the Shares until the Closing or termination of this Agreement.

                  SECTION 5.2. PROHIBITED CONDUCT. Except as contemplated by this Agreement or any Landmark Ancillary Agreement, between the date hereof and the Closing Date, unless Purchaser has given its prior written consent of such action as required by this Agreement, Seller shall not cause or permit the Company to:

                  (a)      amend its articles of incorporation or by-laws;

                  (b) borrow any money or guarantee any obligation of others;

                  (c) authorize the issuance of, nor issue or acquire, any stock or security of the Company of whatsoever kind, nor grant any option to purchase, or other right to acquire, any stock or securities of the Company;

                  (d) reclassify or change the rights of any capital stock of the Company;

                  (e) make any offer or commitment or incur any obligation to enter into any contract, arrangement or transaction of a type described in any of subsections (b) through (d) of this Section 5.2;

                  (f) incur, suffer or permit any Lien, Claim, charge, option or encumbrance upon the Shares, nor shall Seller transfer or dispose of any of such Shares nor grant any rights or options with respect thereto;

                  (g) mortgage, pledge or subject to Liens, encumbrance, charge or equity any of its properties, assets or rights, other than in the ordinary course of Business or as contemplated by this Agreement;

                  (h)      make any loan commitment; or

                  (i) make any business merger or acquisition in any form or transaction.

                  SECTION 5.3. CONFIDENTIALITY. Seller shall not issue (nor shall Seller, prior to the Closing Date, permit the Company to issue) any press release or other public statement concerning the transactions contemplated by this Agreement without first providing Purchaser with a written copy of the text of such release or statement, and obtaining Purchaser's consent respecting such release or statement, which consent shall not be unreasonably withheld or delayed. Seller shall keep this Agreement, the terms hereof, and all documents and information relating hereto, or furnished pursuant to or in connection with this Agreement, or the transactions contemplated hereby, confidential.

                  SECTION 5.4. DIVIDENDS AND OTHER DISTRIBUTIONS. Except as contemplated by this Agreement or any Landmark Ancillary Agreement, Seller covenants and agrees that between the date of execution of this Agreement and the Closing Date, Seller will not cause to be made, and will not permit the Company to make or agree to, any distribution of cash or of properties or other assets by way of dividends, distributions, redemptions or otherwise, and whether or not in respect of the Shares.

                  SECTION 5.5. BOOKS AND RECORDS. Seller agrees that (i) between the date of execution of this Agreement and the Closing Date, Seller will cause the Company to make available to Purchaser and its authorized agents, actuaries, attorneys, accountants and other representatives (with the right to copy) at reasonable times and under reasonable circumstances all Books and Records, minute books, stock books, seals, examination reports, annual statements, financial statements, income tax returns, contracts and any other documents of the Company reasonably requested by Purchaser and (ii) after the Closing Date, Seller will retain all Books and Records and make available copies of all Books and Records to RIC, in order for RIC to fulfill its duties under the RIC (Landmark) Administrative Services Agreement. Seller will provide Purchaser with any information which Purchaser may reasonably request to respond to litigation, prepare Tax Returns and to comply with regulatory requirements and requests. In addition, both before and after the Closing Date, Seller shall instruct its officers, employees, counsel and accountants to be available for a reasonable period of time during normal business hours for, and to respond to, any questions of Purchaser and its authorized representatives relating to the Company or the transactions contemplated by this Agreement. Purchaser recognizes the proprietary nature of all of these documents and agrees not to reveal their contents to any third party except to the extent required by Applicable Law.

                  SECTION 5.6. NOTIFICATION OF CHANGES AND DEFAULT. Seller covenants and agrees that between the date of execution of this Agreement and the Closing Date, Seller will promptly give notice, or will cause the Company to give notice, to Purchaser of (i) the occurrence of any event or circumstance or the discovery of any inaccuracy, omission or mistake, which, in any way, would cause any warranty and representation made by Seller in Article III hereof, or any of the information or documents heretofore provided to Purchaser to be changed, modified, inaccurate or otherwise not true and correct in any material respect, whether as of the date of execution of this Agreement or any time subsequent thereto and prior to the Closing Date; or (ii) the occurrence of any events or circumstances that would result in a violation or breach by Seller of any of the terms and provisions of this Agreement obligatory upon Seller.

                  SECTION 5.7. STATUTORY DEPOSITS. The deposits listed on
Schedule 3.14(a) shall be maintained through the Closing Date and will constitute a portion of the assets to be retained in the Company to constitute the Capital and Surplus Amount.

                  SECTION 5.8. INTERCOMPANY CONTRACTS AND INDEBTEDNESS. On the Closing Date, other than as contemplated by this Agreement or any Landmark Ancillary Agreement, there shall be no outstanding indebtedness or other liability of Seller or any of its Affiliates to the Company, or of the Company to Seller or any of its Affiliates and Seller shall have assumed any and all such indebtedness and liabilities of the Company of any nature whatsoever.

                  SECTION 5.9. ACCOUNTS, ETC. On or before the Closing Date, Seller shall deliver to Purchaser a list of all of the Company's (i) bank accounts and the Persons authorized to draw thereon, (ii) safe deposit boxes and the Persons who have access thereto, (iii) deposits with regulatory agencies other than Statutory Deposits, (iv) security given to others in connection with insurance arrangements and (v) security held in connection with insurance arrangements, except to the extent that any of the foregoing have been closed or terminated prior to the Closing Date.

                  SECTION 5.10. TERMINATION OF AGREEMENTS. On or prior to the Closing Date, Seller and the Company shall cause to be terminated any services agreements, expense sharing or cost allocation agreements, investment management agreements, tax allocation agreements and any other agreements between or among Seller or any of its Affiliates, and the Company, by mutual agreement; and on or before the Closing Date, the Company shall terminate all contracts listed on
Schedule 3.15(a).

                  SECTION 5.11. TERMINATION OF 1993 REINSURANCE AGREEMENT. On or prior to the Closing Date, subject to regulatory approval, Seller shall terminate the 1993 Reinsurance Agreement, in accordance with a termination endorsement to be executed by

Seller and the Company substantially in the form attached hereto as Exhibit D (the "Termination Endorsement").

                  SECTION 5.12. GOVERNMENTAL APPROVALS. Seller shall use reasonable best efforts to cause to be obtained by December 31, 2003 any necessary authorization, consent or approval or other order of action of or make any filing with, or give any notice to, any Person, court, administrative agency or other governmental or regulatory body or authority as is required for the Seller to consummate the transactions, contemplated in this Agreement and the Landmark Ancillary Agreements. Purchaser acknowledges that it is responsible for filing the application for acquisition of control of the Company in connection with Purchaser's acquisition of the Shares pursuant to the requirements of
Section 1653 of Oklahoma's Insurance Law. Seller, RIC and Royal shall furnish such cooperation as may be reasonably requested by Purchaser in satisfying the requirements of Section 1653 of Oklahoma's Insurance Law for approval of the acquisition of control of the Company.

                  SECTION 5.13. FURTHER ASSURANCES; COOPERATION PENDING CLOSING.
(a) Until the Closing Date, Seller shall use its reasonable best efforts to take, or cause to be taken, all actions or do, or cause to be done, all things or execute any documents necessary, proper or advisable under Applicable Law to satisfy all conditions precedent and to consummate and make effective the transactions contemplated by this Agreement.

                  (b) On and after the Closing Date, Seller, as reasonably requested from time to time by Purchaser, shall take all reasonably appropriate action and execute any additional documents, instruments or conveyances of any kind, which may be reasonably necessary to carry out any of the provisions hereof, including, without limitation, putting Purchaser in full possession and voting control of the Shares and giving effect to the assumption of liabilities by Seller under the RIC (Landmark) Quota Share Reinsurance Agreement.

                  (c) Seller shall use its reasonable best efforts to cooperate and keep Purchaser informed in connection with all matters pertaining to the transactions contemplated by this Agreement.

                  SECTION 5.14. TRANSFER OF REAL PROPERTY, ETC. At least ten
(10) Business Days prior to the Closing Date, Seller and the Company shall use their best efforts to cause the Company to divest itself of any and all real property and personal property (in each case, whether owned, leased or rented), if any, in such a manner so as not to place any liabilities, including property tax liabilities or liabilities for cancellation of leases, contracts, etc., whatsoever on the Company.

                  SECTION 5.15. COMPANY'S ELIGIBILITY. Immediately upon the execution of this Agreement, Purchaser, Seller, RIC and Royal shall cooperate to cause the Company to take all reasonable measures to become eligible to issue insurance policies on an excess or surplus lines basis in all jurisdictions within the United States or its territories selected by the Purchaser that are not listed on Schedule 3.17(c)(i). Purchaser shall take the actions set forth in this section with such assistance from Seller as it shall reasonably request. Purchaser shall prepare, with Seller's full cooperation, any regulatory filings contemplated by this section. Seller shall not have any obligation to make any such filings without first reviewing and approving such filing, such approval not to be unreasonably withheld or delayed.

                  SECTION 5.16. POST-CLOSING ADMINISTRATIVE MATTERS. (a) RIC covenants and agrees that after the Closing it will handle and administer any and all inquiries or Claims of whatever nature, and bear all expense in connection therewith, (i) from or with respect to any former agents, representatives or distributors of the Company; and (ii) with respect to any insurance policies issued or written by the Company prior to the Closing other than the Company Insurance Contracts.

                  (b) Any and all assessments required to be paid or expended by the Company at any time in connection with insurance policies written by the Company prior to the Closing Date (and which are reinsured under the RIC (Landmark) Quota Share Reinsurance Agreement) and any refunds associated therewith shall be the sole obligation or property (as the case may be) of RIC and not of the Company.

                  SECTION 5.17. DIRECTORS AND OFFICERS. Seller shall cause all of the directors and officers of the Company to tender to the Company, effective as of the Closing Date, their resignations as directors and officers of the Company.

                  SECTION 5.18. RECORD KEEPING. Seller shall retain and make available as requested by the Company, Purchaser or Governmental Entities any records not transferred to Purchaser in conjunction with the transactions contemplated hereby that are necessary for the Company's compliance with any and all record keeping regulations promulgated by the Oklahoma Department of Insurance.

                  SECTION 5.19. ASSET LIST PROVIDED BY SELLER. Seller covenants that, except for the assets listed on Schedule 3.14(a), the assets to be held by the Company upon the Closing listed shall consist only of U.S. Treasury bills, money market funds or cash.

                  SECTION 5.20. NOVATIONS. Seller shall use its commercially reasonable best efforts to effectuate any Novations (as defined in Section 6.8) as soon as reasonably practicable following the Closing Date.

                  SECTION 5.21. TERMINATION ENDORSEMENT. Prior to Closing, Seller shall cause the Company to prepare a form of termination endorsement among the Company, Seller and RIC with respect to the 1993 Reinsurance Agreement (as defined in the RIC (Landmark) Quota Share Reinsurance Agreement) the effect of which will be to (i) transfer from the Seller to the Company, and transfer from the Company to RIC, assets equal to the unearned premium and loss reserves held by Seller with respect to the cessions effected under the 1993 Reinsurance Agreement and (ii) terminate the 1993 Reinsurance Agreement (the "Termination Endorsement"). Seller shall cause the Company to file the Termination Endorsement (in form satisfactory to the Purchaser) with all applicable Governmental Authorities prior to the Closing.

                                   ARTICLE VI

                             COVENANTS OF PURCHASER

                  SECTION 6.1. COMPLIANCE WITH OKLAHOMA INSURANCE LAW. Promptly after the date of execution of this Agreement, Purchaser shall file the application for acquisition of control of the Company, and all related materials, in connection with Purchaser's acquisition of the Shares pursuant to the requirements of Section 1653 of Oklahoma's Insurance Law and Purchaser shall take all other actions in connection with such filing required by Applicable Law and the Oklahoma Department of Insurance in order to permit Purchaser to be authorized (subject to the terms and conditions of this Agreement) to consummate the transactions contemplated by this Agreement. Purchaser further agrees to cooperate and respond promptly to any request by the Oklahoma Department of Insurance or any other Governmental Entity. Purchaser shall provide to Seller such portions of the acquisition of control filing with the Oklahoma Department of Insurance as Seller may reasonably request for the purpose of complying with the regulations governing in any jurisdiction. Subject to Applicable Law, Purchaser shall use its reasonable best effort to preserve the confidentiality of any of the items referred to in this Section 6.1.

                  SECTION 6.2. POST-CLOSING ACCESS. After the Closing, Seller and/or RIC will afford to Purchaser, its agents and representatives access to the Books and Records in accordance with the RIC (Landmark) Administrative Services Agreement.

                  SECTION 6.3. FURTHER ASSURANCES; COOPERATION PENDING CLOSING.
(a) Until the Closing Date, Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions or do, or cause to be done, all things or execute any documents necessary, proper or advisable under Applicable Law to satisfy all conditions precedent and to consummate and make effective the transactions contemplated by this Agreement.

                  (b) On and after the Closing Date, Purchaser, as reasonably requested from time to time by Seller, shall take all reasonably appropriate action and execute such documents and other papers which may be reasonably necessary to carry out any of the provisions hereof.

                  (c) Purchaser shall use its reasonable best efforts to cooperate and keep Seller informed in connection with all matters directly pertaining to the transactions contemplated by this Agreement.

                  SECTION 6.4. NOTIFICATION OF CHANGES AND DEFAULT. Purchaser covenants and agrees that between the date of execution of this Agreement and the Closing Date, Purchaser will promptly give notice to Seller of (i) the occurrence of any event or circumstance or the discovery of any inaccuracy, omission or mistake, which, in any way, would cause any warranty and representation made by Purchaser in Article IV hereof, or any of the information or documents heretofore provided to Seller to be changed, modified, inaccurate or otherwise not true and correct in any material respect, whether as of the date of execution of this Agreement or any time subsequent thereto and prior to the

Closing Date; or (ii) the occurrence of any events or circumstances that would result in a violation or breach by Purchaser of any of the terms and provisions of this Agreement obligatory upon Purchaser.

                  SECTION 6.5. CERTAIN TRADEMARKS. Except as may otherwise be provided in an agreement between the Company and an Affiliate of the Seller, as soon as practicable following the Closing, Purchaser shall and shall cause the Company to discontinue all use of the trademarks and service marks "Royal" or "RSA" or any other trademarks or service marks of Seller or its Affiliates.

                  SECTION 6.6. CONFIDENTIALITY. Purchaser shall not issue (nor shall Purchaser, following the Closing Date, permit the Company to issue) any press release or other public statement concerning the transactions contemplated by this Agreement without first providing Seller with a written copy of the text of such release or statement, and obtaining Seller's consent respecting such release or statement, which consent shall not be unreasonably withheld or delayed. Purchaser shall keep this Agreement, the terms hereof, and all documents and information relating hereto, or furnished pursuant to or in connection with this Agreement, or the transactions contemplated hereby, confidential.

                  SECTION 6.7. GOVERNMENTAL APPROVALS. Purchaser shall use reasonable best efforts to cause to be obtained by December 31, 2003 any necessary authorization, consent or approval or other order of action of or make any filing with, or give any notice to, any Person, court, administrative agency or other governmental or regulatory body or authority as is required for the execution and delivery by Purchaser of this Agreement and the Landmark Ancillary Agreements.

                  SECTION 6.8. TEXAS LICENSE. Purchaser shall cause the Company to not terminate its insurance license (as in effect prior to the Closing) in Texas until such time following the end of the Accommodation Period (as defined in the RIC (Landmark) Quota Share Reinsurance Agreement) that any requirements necessary to terminate the Company's admitted status in Texas (including any novations for contracts which cannot be cancelled and rewritten ("Novations") and which the Seller has used its commercially reasonable best efforts to novate as soon as reasonably practicable) have been satisfied. Purchaser shall cause the Company to cooperate with the Seller in satisfying the requirements of
Section 5.20.

                                   ARTICLE VII

            CONDITIONS PRECEDENT TO OBLIGATION OF PURCHASER TO CLOSE

                  The obligation of Purchaser to effect the Closing are subject to the delivery by the Seller of the Shares to Purchaser and the satisfaction (or waiver by Purchaser) at or prior to the Closing of the following conditions precedent.

                  SECTION 7.1. PROCEEDINGS SATISFACTORY; CERTIFICATES. All actions, proceedings, instruments, opinions and documents reasonably required to consummate the transactions provided for in this Agreement shall have been performed or obtained.

Seller shall have delivered to Purchaser on the Closing Date such documents and other evidence as Purchaser may reasonably request in order to establish the consummation of the transactions provided for in this Agreement, the taking of all corporate and other proceedings in connection herewith and the compliance by Seller with the conditions set forth in this Article VII, all in form and substance reasonably satisfactory to Purchaser. In addition, Purchaser shall have received a certificate or certificates, executed by a senior officer of Seller to the effect that the conditions of Sections 7.2 and 7.3 hereof have been satisfied.

                  SECTION 7.2. COMPLIANCE WITH COVENANTS. Seller and the Company shall have complied in all material respects with and performed to the reasonable satisfaction of Purchaser, all covenants and agreements required to be performed by Seller and the Company herein on or before the Closing Date.

                  SECTION 7.3. NO PROCEEDINGS PENDING. No injunction or restraining order shall prohibit or limit the right of Purchaser to consummate the transactions provided for in this Agreement, and no action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority of any kind shall have been instituted or threatened which may materially and adversely affect the ability of the Company to conduct the Business or which may result in restraining, prohibiting or invalidating, or seeking monetary damages by reason of consummation of, the transactions provided for in this Agreement. No request of or investigation by any Governmental Entity, administrative agency or other authority of any kind for deferral of the Closing Date shall be pending or threatened. The surplus or excess lines Permits of the Company in at least thirty-five (35) states shall be valid, unimpaired and in good standing on the Closing Date.

                  SECTION 7.4. REGULATORY APPROVALS. The Oklahoma Department of Insurance shall have issued its written order of approval pursuant to the Oklahoma Insurance Law for (a) the acquisition of control of the Company by Purchaser and/or each parent company of Purchaser, (b) the termination of the 1993 Reinsurance Agreement and (c) the RIC (Landmark) Quota Share Reinsurance Agreement. The Colorado Department of Insurance shall have issued its written order of approval pursuant to the Colorado Insurance Law for (a) the termination of the 1993 Reinsurance Agreement and (b) the RIC (Landmark) Quota Share Reinsurance Agreement. Purchaser shall have obtained all other reasonably necessary and appropriate approvals of all Governmental Entities required to permit Purchaser to purchase the Shares and acquire control of the Company, in each case which are listed on Schedule 3.9. No such order, approval or authorization shall contain a condition, limitation or requirement binding on the Company or Purchaser which in the reasonable opinion of Purchaser is unacceptable. Furthermore, all reasonably necessary and appropriate filings required to be made prior to the Closing and listed on Schedule 3.9 shall have been made with all insurance regulatory agencies with respect to this Agreement and the agreements contemplated thereunder, including, but not limited to license requalification filings, if applicable, which shall have been filed by Company in all states where Company is licensed to transact business and where such a filing is required. Additionally, Seller or the Company shall have provided to Purchaser original copies of the Company's good standing certificate within three weeks of the Closing for the Company's domiciliary state.

                  SECTION 7.5. LIABILITIES. As of the Closing Date, pursuant to the RIC (Landmark) Quota Share Reinsurance Agreement and the Assumption of Liabilities Agreement, Seller shall have assumed or reinsured (a) all of the Company's insurance business whether in force or expired, as of a date no later than the Closing Date, including all liabilities and obligations relating thereto (with the recoverability of reinsurance being for the account of, and at the risk of, Seller), exclusive of the Company Insurance Contracts, and (b) any renewal obligation of the Company, if any.

                  SECTION 7.6. DELIVERY OF CERTIFICATES FOR THE SHARES. Seller shall have delivered to Purchaser, against receipt of the Purchase Price, the certificates evidencing ownership of the Shares by Seller, endorsed in blank or accompanied by separate stock powers duly executed in blank.

                  SECTION 7.7. CLOSING UNDER THE ACQUISITION AGREEMENT CONSUMMATED. The closing under the Acquisition Agreement shall have been consummated.

                                  ARTICLE VIII

              CONDITIONS PRECEDENT TO OBLIGATION OF SELLER TO CLOSE

                  The obligation of Seller to effect the Closing are subject to the satisfaction (or waiver by Seller) at or prior to the Closing of the following conditions precedent.

                  SECTION 8.1. PROCEEDINGS SATISFACTORY; CERTIFICATES. All actions, proceedings, instruments, opinions and documents reasonably required to consummate the transactions provided for in this Agreement shall have been performed or obtained. Purchaser shall have delivered to Seller on the Closing Date such documents and other evidence as Seller may reasonably request in order to establish the consummation of the transactions provided for in this Agreement, the taking of all corporate and other proceedings in connection herewith and the compliance by Purchaser with the conditions set forth in this
Article VIII. In addition, Seller shall have received certificates, executed by a senior officer of Purchaser to the effect that the conditions of Section 8.2 an hereof have been satisfied.

                  SECTION 8.2. COMPLIANCE WITH COVENANTS. Purchaser shall have complied in all material respects with and performed to the reasonable satisfaction of Seller, all covenants and agreements required to be performed by Purchaser herein on or before the Closing Date.

                  SECTION 8.3. REGULATORY APPROVALS. The Oklahoma Department of Insurance shall have issued its written order of approval pursuant to the Oklahoma Insurance Law for (a) the acquisition of control of the Company by Purchaser and (b) the RIC (Landmark) Quota Share Reinsurance Agreement. The Colorado Department of Insurance shall have issued its written order of approval pursuant to the Colorado Insurance Law for (a) the termination of the 1993 Reinsurance Agreement and (b) the

RIC (Landmark) Quota Share Reinsurance Agreement. Purchaser shall have obtained all reasonably necessary and appropriate approvals of all Governmental Entities required to permit Purchaser to purchase the Shares, and acquire control of the Company. No such order, approval or authorization shall contain a condition, limitation or requirement binding on Seller which in the reasonable opinion of Seller is unacceptable.

                  SECTION 8.4. NO PROCEEDINGS PENDING. No injunction or restraining order shall prohibit or limit the right of Seller to consummate the transactions provided for in this Agreement. No request of or investigation by any Governmental Entity, administrative agency or other authority of any kind for deferral of the Closing Date shall be pending or threatened.

                  SECTION 8.5. CLOSING UNDER THE ACQUISITION AGREEMENT CONSUMMATED. The closing under the Acquisition Agreement shall have been consummated.

                                   ARTICLE IX

                                 INDEMNIFICATION

                  SECTION 9.1. SELLER INDEMNITY. (a) Other than in respect of Taxes (which shall be governed solely by Article X hereof) and subject to the provisions and limitations of this Article IX, Seller agrees to indemnify, defend and hold Purchaser and its Affiliates, directors, officers and employees upon demand harmless following the Closing Date from and against any Damage, Claim, cost, loss, interest, penalty, deficiency, or expense, including, without limitation, reasonable attorneys', accountants' and other investigatory fees and out-of-pocket expenses, actually expended or incurred by Purchaser or any of its Affiliates (which costs shall not include any expenses associated with salaries or overhead related to employees of Purchaser) or the Company ("Damages"), arising out of or resulting from: (i) any breach of representation or warranty (including any misrepresentations in, or omission from, any certificate or other document furnished or to be furnished by Seller to Purchaser hereunder), or nonfulfillment of any covenant or agreement on the part of Seller or the Company under this Agreement); (ii) any negligent act, error or omission of Seller or the Company prior to the Closing relating to the Business; (iii) any Claim arising out of or resulting from the conduct of the Business by the Company prior to the Closing Date, any premium, charge or assessment imposed upon or against the Company by any regulatory agency or authority or insurance guaranty fund in respect of any period of time prior to the Closing Date, or any other event or condition which occurred or existed prior to the Closing, whether or not such Liability or expense was in existence or was accrued or contingent or known or unknown at the time of the Closing; (iv) any and all such claims, losses, judgments, awards, damages, settlements, costs, interest, penalties, deficiencies and expenses which are brought, levied or held against Purchaser, the Company and any of their Affiliates resulting from or relating to the employment of any person by, or the provision of services by any person to, the Company, including by way of illustration and not by way of limitation, claims based upon discrimination on the basis of race, gender, color, religion, national origin, age, disability, or other protected classification, the failure to pay any wages, compensation or other benefits payable or due to any such person, the failure to deduct or collect any and all employment taxes and withholdings, the failure to recognize veteran's rights or the harassment of any person, occurring on or before the Closing Date; (v) any claims, losses, judgments, awards, damages, settlements, costs, interest, penalties, deficiencies and expenses which are brought, levied or held against the Company resulting from or relating to any "employee benefit plan," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and any other employee benefit, fringe benefit, deferred or incentive compensation plan, fund, program, policy, arrangement or practice (each a "Plan") which has ever been maintained, sponsored or contributed to, or to which contributions were ever required to be made by, Seller, the Company or any person treated as a single employer with Seller or the Company under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, with respect to any act or omission occurring at any time (other than any claim relating to, resulting from or arising out of any Plan of Purchaser or any of its Affiliates and involving any act or omission after the Closing Date); and (vi) all third-party actions, suits, proceedings, demands, assessments, judgments, costs and expenses incident to any of the foregoing (any and all of which are hereafter referred to as a "Claim").

                  SECTION 9.2. PURCHASER INDEMNITY.

                  (a)      Subject to the provisions and limitations of this
Article IX, Purchaser agrees to indemnify, defend and hold Seller and its Affiliates, directors, officers and employees upon demand harmless for a two year period following the Closing Date from and against any Damage, Claim, cost, loss, interest, penalty, deficiency, or expense, including, without limitation, reasonable attorneys', accountants' and other investigatory fees and out-of-pocket expenses, actually expended or incurred by Seller (which costs shall not include any expenses associated with salaries or overhead related to employees of Seller or its Affiliates) or the Company, arising out of or resulting from any breach of representation or warranty (including any misrepresentations in, or omission from, any certificate or other document furnished or to be furnished by Purchaser to Seller hereunder), or nonfulfillment of any covenant or agreement on the part of Purchaser under this Agreement); provided, further, however, that Purchaser shall not be obligated to indemnify Seller for any breach of representation, warranty or covenant if notice of the inaccuracy or breach thereof (without intentional failure to disclose any material facts or circumstances pertaining thereto) giving rise to such right of indemnity shall not have been given to Purchaser prior to the third anniversary of the Closing Date.

                  (b) The party seeking indemnification under Section 9.1(a)(the "Indemnified Party") shall give to the party against whom indemnity is sought (the "Indemnifying Party") written notice as promptly as practicable by certified or registered mail of any Claim with respect to which the Indemnified Party seeks indemnification. The Indemnifying Party shall have twenty (20) Business Days from the date of receipt of such notice in which to assume the entire control of the Defense, compromise or settlement (any and all of which are hereinafter referred to as "Defense") of such Claim through its own attorneys and at its own expense. If the Indemnifying Party shall assume such Defense, it shall notify the Indemnified Party in writing of such assumption within twenty (20) Business Days of receipt of such notice and thereafter promptly advise the Indemnified Party of its activities and efforts in connection therewith and of the ultimate resolution of such Claim. The Indemnifying Party shall have the right to settle, compromise or adjust any such Claim, provided that (i) any such settlement, compromise or adjustment may not bind the Indemnified Party or their Affiliates (including the Company if Purchaser is the Indemnified Party) without the Indemnified Party's express written consent, (ii) if Purchaser is the Indemnified Party, the Indemnified Party's rights in and to any of the assets of the Company or the Shares are not infringed thereby, and
(iii) if Purchaser is the Indemnified Party, the Indemnifying Party alone is obligated to satisfy and discharge all liabilities and obligations relating to such settlement, compromise or adjustment. The Indemnified Party shall not unreasonably withhold its consent to the settlement of any Claim. In connection with any Defense, the Indemnified Party shall be entitled, at its own cost and expense, to have its counsel monitor the progress and status thereof and, in such event, the Indemnifying Party and its counsel agree to afford all reasonable cooperation to the Indemnified Party and its counsel in order to permit counsel of the Indemnified Party to monitor effectively the progress and status from time to time of any such Claim. If the Indemnifying Party fails to notify the Indemnified Party that it has assumed the Defense or does not in fact assume the Defense, the Indemnified Party may, but shall not be required to, pay, compromise or settle such Claim, or take such action to settle such Claim, provided that the Indemnified Party shall notify the Indemnifying Party of such action. In such event, the Indemnified Party shall be fully entitled to indemnification hereunder. Notwithstanding anything herein to the contrary, in no event shall any rights of indemnity hereunder in any way limit the application of the RIC (Landmark) Quota Share Reinsurance Agreement.

                  SECTION 9.3. VALUATION OF CLAIM. After the Indemnified Party has determined the dollar amount of the Claim in respect of any Claim, the Indemnified Party shall provide written notice to the Indemnifying Party of the amount of such Claim, which notice shall include in reasonable detail information explaining calculation of the amount of such Claim. Any such notice may be given with respect to a previously unascertained amount attributable to a Claim which was the subject of a prior notice. Unless, within thirty (30) days after the receipt of any such notice by the Indemnifying Party, the Indemnified Party receives written notice that the Indemnifying Party does not concur with the Indemnified Party's determination of the amount of the Claim, the amount of such Claim provided in such written notice shall conclusively be deemed to have been accepted by the Indemnifying Party and to be the agreed amount which the Indemnified Party (and, if Purchaser is the Indemnified Party, the Company) are entitled to receive by way of indemnification from the Indemnifying Party (the "Indemnification Loss"). If the Indemnified Party within such thirty (30) Business Day period receives written notice that the Indemnifying Party disagrees with the amount of the Claim, the parties shall endeavor forthwith, and within thirty (30) days after receipt of such notice of disagreement by the Indemnified Party, to negotiate in good faith to resolve the issue or issues which form the basis of their disagreement. If no resolution with respect to such disagreement has been reached by the parties within such thirty (30) day period, either the Indemnified Party (if Purchaser is the Indemnified Party, on behalf of itself or the Company) or the Indemnifying Party may commence litigation with respect to such disagreement in a court of competent jurisdiction in the United States of America.

                  SECTION 9.4. PAYMENT OF INDEMNIFICATION LOSS. Any Indemnification Loss payable by the Indemnifying Party hereunder shall be promptly remitted by the Indemnifying Party to a bank account of the Indemnified Party (or, if Purchaser is the Indemnified Party, the Company), as designated in writing by the Indemnified Party, within thirty (30) Business Days after the final non-appealable determination of the amount of the Indemnification Loss.

                  SECTION 9.5. PURCHASE PRICE ADJUSTMENT. Purchaser and Seller agree to treat, to the maximum extent permitted by Applicable Law, any payments under this Article IX or Article X as an adjustment to the Final Purchase Price for all Tax purposes.

                  SECTION 9.6. NO DUPLICATION. Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of (i) the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement or (ii) the liability of the Indemnifying Party or any Affiliate thereof under a Landmark Ancillary Agreement, the Acquisition Agreement or an Ancillary Agreement (as such term is defined in the Acquisition Agreement).

                                    ARTICLE X

                                   TAX MATTERS

                  SECTION 10.1. TRANSFER TAXES. All Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement shall be borne equally by Seller and Purchaser. The parties shall cause all appropriate stock Transfer Tax stamps to be affixed to the certificate or certificates representing the Shares so sold and delivered. Seller and Purchaser shall reasonably cooperate in the preparation, execution and filing of, all Tax Returns, applications or other documents regarding any Transfer Taxes that become payable pursuant to this Agreement.

                  SECTION 10.2. TAX MATTERS. Except as provided in Section 10.1 hereof:

                  (a) Parent or Seller shall file or cause to be filed when due all Tax Returns that are required to be filed for any Pre-Closing Period by or with respect to the Company and Parent or Seller shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns. All such Tax Returns will be prepared in a manner consistent with the past practice of Seller and the Company.

                  (b) Purchaser shall file or cause to be filed when due all Tax Returns that are required to be filed for any Post-Closing Period or any Straddle Period by or with respect to the Company and, subject to Sections 10.2(d) and 10.3 hereof, Purchaser shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns.

                  (c) Purchaser shall cause the Company to prepare in a manner consistent with past practice of the Company and to deliver to Parent or Seller, all relevant Tax information relating to the Company reasonably required to permit Parent or Seller to file or cause to be filed when due all Tax Returns required to be filed or caused to be filed by Parent or Seller pursuant to
Section 10.2(a) of this Agreement.

                  (d) In the case of any Tax Return for any Straddle Period, Purchaser shall provide Seller with copies of the completed Tax Return for such taxable period and a schedule apportioning the Tax shown on such Tax Return as between Seller and Purchaser and specifying the amount due to or from Seller (all computed in accordance with Section 10.3 hereof), together with such related work papers and other documents as Seller shall reasonably request, no later than forty-five (45) days before the due date for the filing of such Tax Return. Seller and its authorized representatives shall have the right to review the Tax Return and schedule received from Purchaser pursuant to the terms of this Section 10.2(d). Seller and Purchaser agree to consult each other and resolve in good faith any issues arising under the terms of this Section 10.2(d) as a result of the review of any such Tax Returns and schedule received from Purchaser. If the parties agree upon the contents of the Tax Return and the schedule, then the Tax Return shall be filed as so agreed and the amount of Tax, if any, due from Seller shall be paid by Seller to Purchaser no later than two
(2) days prior to the date of filing of such Tax Return or the amount of Tax due, if any, from Purchaser to Seller shall be paid by Purchaser to Seller no later than three (3) days after the date of filing of such Tax Return. If the parties are unable to resolve any dispute as to any Tax Return or accompanying schedule within thirty (30) days after the provision of such Tax Return or schedule to the Seller, the parties shall refer the dispute to an independent mutually agreed upon nationally recognized accounting firm (the "Independent Firm") to act as an arbitrator to resolve the disagreement prior to the due date of the filing of such Tax Return. The Independent Firm's determination shall be final and binding upon the parties, and all fees and expenses relating to the engagement of the Independent Firm shall be shared equally by Seller and Purchaser.

                  (e) Seller or Parent shall cause any Tax sharing agreement or similar arrangement with respect to Taxes involving the Company, on the one hand, and Seller, Parent or any Affiliates of either, on the other hand, to be terminated effective as of the Closing Date, so that to the extent any such agreement or arrangement relates to the Company after the Closing Date, none of the Company, Seller, Parent nor the Affiliates of any of them shall have any obligation thereunder to the other, whether to make payment or otherwise, under any such agreement or arrangement for any past, present or future period.

                  (f) Except as otherwise expressly contemplated by this Agreement, from the date hereof to and including the Closing Date, neither Parent nor Seller without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) will permit the Company to directly or indirectly (i) make, change or revoke, or permit to be made, changed or revoked, any material election or method of accounting, with respect to Taxes affecting the Company for Post-Closing Tax Periods, or (ii) enter into, or permit to be entered into, any closing or other agreement or settlement with respect to Taxes of the Company affecting or relating to Post-Closing Tax Periods.

                  SECTION 10.3. COMPUTATION OF TAX LIABILITIES. To the extent permitted or required by Applicable Law or administrative practice, (i) the taxable period of the Company that began on January 1 of the calendar year which includes the Closing Date shall be treated as closing as of the close of business on the Closing Date, notwithstanding the foregoing, (ii) all transactions not in the ordinary course of business and properly allocable thereunder to the portion of the day after the Closing shall be reported on Purchaser's consolidated United States federal income Tax Return to the extent permitted by Treasury Regulation section 1.1502-76(b)(1)(ii)(B) and shall be similarly reported on other Tax Returns of Purchaser or its Affiliates to the extent permitted by Applicable Law, and (iii) no election shall be made under Treasury Regulation Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year's items). For purposes of this Agreement, where it is necessary to apportion between Seller and Purchaser the Tax liability of an entity for a Straddle Period (which is not treated under the immediately preceding sentence as closing on the Closing Date), such liability shall be apportioned between the period deemed to end at the close of the Closing Date, and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that Taxes (such as real property Taxes) imposed on a periodic basis shall be allocated on a daily basis. In determining Seller's liability for Taxes pursuant to this Agreement, Seller shall be credited with the amount of estimated or actual Taxes paid by or on behalf of the Company prior to the Closing. To the extent that Seller's liability for Taxes of the Company for a Straddle Period is less than the amount of estimated or actual Taxes previously paid by or on behalf of the Company with respect to such Straddle Period, Purchaser shall pay Seller the difference within three (3) days of the filing of the Tax Return relating to such Tax. Purchaser shall pay Seller the value of any Tax Credit used by Purchaser to offset premium Taxes on premiums written in any Post-Closing tax period to the extent that such credits are attributable to payments made by or on behalf of Company prior to or on the Closing Date within three (3) days of the filing of the Tax Return relating to such Tax. Parent, Seller and the Purchaser further agree to file all Tax Returns (including, without limitation, all State income Tax Returns), handle the contest of any audit and otherwise act for all Tax purposes consistent with the provisions of this Section 10.3.

                  SECTION 10.4. SELLER'S INDEMNITY FOR TAXES. Notwithstanding anything contained in this Agreement to the contrary:

                  (a) Seller shall pay and shall indemnify and hold harmless the Purchaser, the Company and their respective Affiliates, successors and permitted assigns from: (i) all liability for Taxes of the Company for all Pre-Closing Tax Periods and the Seller's portion of the Straddle Period (as determined pursuant to Section 10.2(d) hereof), including any liability of the Parent Group for additional Taxes arising solely as a result of the Section 338 Elections if elected, as set forth below; (ii) all liability resulting by reason of the several liability of the Company pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of Applicable Law or by reason of the Company ever having been a member of any consolidated, combined or unitary group on or prior to the Closing Date; and (iii) all Damages (as such term is defined in Section 9.1) attributable to any misrepresentation or breach or non-performance of warranty or agreement made by the Seller or the Parent in Section 3.11 or this Article X.

                  (b) The representations and warranties of Seller and the agreements of the parties contained in this Article X shall survive the Closing and shall continue in full force and effect until thirty (30) days after the expiration of the statute of limitations of the Tax to which the representation, warranty or agreement relates. There shall be no limit on the aggregate amount for which Seller shall be liable under Section 10.4(a) hereof and no deductible shall apply.

                  SECTION 10.5. ASSISTANCE AND COOPERATION. After the Closing Date, both Seller and Purchaser shall (and shall cause their respective Affiliates to) in good faith cooperate with and assist the other in connection with the preparation of any Tax Returns (including any amended Tax Returns), the determination of the requesting party's own liability for Taxes, any audit or other examination by any Taxing Authority, or any judicial or administrative proceedings relating to liability for Taxes. The party requesting assistance hereunder shall (i) make such request in writing and (ii) reimburse the other party for the reasonable out-of-pocket expenses incurred in providing such assistance. In addition, neither party shall dispose of any Tax workpapers, books or records relating to the Company during the six-year period following the Closing Date, and thereafter shall give the other party written notice before disposing of such items and a reasonable opportunity to copy or take possession of the same prior to their disposition. Each party shall be free to dispose of such items after the expiration of the six-year period, unless such other party provides notice within thirty (30) days of the expiration of the six-year period that such other party intends to copy or take possession of such items. Any information obtained pursuant to this Section 10.5 shall be held in strict confidence and shall be used solely in connection with the reason for which it was requested.

                  SECTION 10.6. REFUNDS. Any Tax refund (including any interest in respect thereof but net of any Tax imposed thereon) received by Purchaser or its Affiliates, and any amounts credited against Tax to which Purchaser or any of its Affiliates becomes entitled (including by way of any amended Tax Returns), that relate to any taxable period, or portion thereof, ending on or before the Closing Date shall be for the account of Seller, and Purchaser shall pay over to Seller any such refund or the amount of any such credit within five
(5) days after receipt or entitlement thereto. Purchaser shall pay Seller interest at the rate prescribed under section 6621(a)(1) of the Code, compounded daily, on any amount not paid when due pursuant to the preceding sentence.

                  SECTION 10.7. CONTESTS. Notwithstanding anything to the contrary contained in this Agreement:

                  (a) After the Closing Date, Purchaser shall notify Seller in writing within ten (10) days of the date a claim is made or threatened in writing by any Taxing Authority that, if successful, may reasonably be expected to result in an indemnity payment by Seller under Section 10.4 (a "Tax Claim"). Such notice shall contain factual information describing in reasonable detail the nature and basis of such claim and the amount thereof, to the extent known, and shall include copies of any notice or other document received from any Taxing Authority in respect of any such asserted Tax liability. Failure by Purchaser to give such notice to the Seller shall not relieve the Seller of any liability that it may have on account of its indemnification obligation under this Article X, except to the extent that the Seller is materially and adversely prejudiced thereby in the defense of such Tax Claim; provided, however, that irrespective of whether the Seller is materially or adversely prejudiced, Seller may reduce any liability Seller may have on account of its indemnification obligation under this Article X by the amount of its actual, out-of-pocket monetary damages that are caused by the Purchaser's failure to timely give the notice required pursuant to this Section 10.7(a).

                  (b) Seller will have the right, at its option, upon timely notice to Purchaser, to assume at its own expense control of any audit or other defense of any Tax Claim (other than a Tax Claim relating solely to Taxes of the Company for a Straddle Period, which as described below, the parties shall jointly control) with its own counsel, provided that Seller's notice acknowledges Seller's indemnification liability for such claim. Seller's right to control a Tax Claim will be limited to issues in respect of which amounts in dispute would be paid by Seller or for which Seller would be liable pursuant to
Section 10.4. Costs of defending or contesting such Tax Claims are to be borne by Seller unless the Tax Claim relates to a Straddle Period, in which event such costs shall be fairly apportioned as described below. Purchaser and the Company at their own expense each shall cooperate with Seller in contesting any Tax Claim, which cooperation shall include the retention and, upon Seller's request, the provision of records and information that are reasonably relevant to such Tax Claim and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder. Notwithstanding the foregoing, Seller shall neither consent nor agree to the settlement of any Tax Claim with respect to any liability for Taxes that may affect the liability for any state, federal or foreign income tax of the Company or any affiliated group (as defined in section 1504(a) of the Code) of which the Company is a member for any Post-Closing Tax Period without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, and neither Seller, nor any Affiliate of Seller, shall file an amended Tax Return that may increase the liability for Taxes of the Company for any Post-Closing Tax Period without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Purchaser and Seller shall jointly control all proceedings taken in connection with any Tax Claims relating solely to a Straddle Period of the Company and each party shall bear its own out-of-pocket costs and expenses of the contest and all joint costs and expenses of the contest shall be borne in the same ratio as the applicable proposed Tax would be allocated.

                  SECTION 10.8. POST-CLOSING ACTIONS WHICH AFFECT SELLER'S LIABILITY FOR TAXES.

                  (a) Purchaser shall not allow or cause the Company to take, or fail to take, any action or omit to take any action after the Closing Date as to which Seller has notified Purchaser in writing on or before the Closing Date if the taking of such action or the failure to take such action will increase the Taxes of the Company for any Pre-Closing Tax Period provided that the taking of such action or the failure to take such action does not materially affect the conduct of the Company's Business after the Closing Date.

                  (b) None of Purchaser or any Affiliate of Purchaser shall (or shall cause or permit the Company to) amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company with respect to any Pre-Closing Tax Period without the prior written consent of Seller, which consent may be withheld in the sole discretion of Seller.

                  (c) None of Purchaser or any Affiliate of Purchaser shall (or shall cause or permit the Company to) carryback for federal, state, local or foreign Tax purposes to any Pre-Closing Tax Period or to the portion of any Straddle Period ending before the Closing Date of the Company, Seller, or any Affiliate of Seller, any operating losses, net operating losses, capital losses, tax credits or similar items arising in, resulting from, or generated in connection with a taxable year of Purchaser or any Affiliate of Purchaser, or portion thereof, ending on or after the Closing Date.

                  SECTION 10.9. SECTION 338(h)(10) ELECTION.

                  (a) Within ninety (90) days of the Closing Date, Purchaser shall furnish Seller with Purchaser's proposed allocation of the Purchase Price among the Shares and the other transactions, rights and obligations contemplated pursuant to this Agreement and the Landmark Ancillary Agreements, the determination of the ADSP (as defined in applicable Treasury Regulations under Section 338 of the Code) and the allocation of ADSP among the assets of the Company and other relevant items (the "Proposed Allocation"). Purchaser and Seller each agree to consult in good faith with regard to the proposed determination and the Proposed Allocation, provided that Seller shall accept Purchaser's final determination of the ADSP and the Proposed Allocation to the extent that they are reasonable and consistent with Applicable Law (which, when accepted, shall become the "Final Allocation"). Within thirty (30) days after the determination of the Final Allocation, Seller shall deliver to Purchaser a schedule setting forth in reasonable detail the additional amount of cash ("Seller's Tax Cost") that Seller reasonably estimates is necessary to ensure that the net proceeds derived by Seller from the sale of the Shares if the Purchaser elects to make the elections provided for under Section 338(h)(10) of the Code and any similar elections required to be, or treated as, made under any applicable state or local Tax laws as a result of the federal election (collectively, the "Section 338 Elections") is not less than the amount of net proceeds Seller would have derived from the sale of the Shares in the absence of the Section 338 Elections. The Seller's Tax Cost shall be computed (1) on an after-Tax basis including, without limitation any additional Taxes imposed on the receipt of any additional amounts or attributable to the allocation of ADSP to anything other than the Shares, and (2) on the basis such that the after-Tax proceeds to Seller of the receipt of the Final Purchase Price plus the Seller's Tax Cost equals the amount of after-Tax proceeds the Seller would have received from the sale of the Company shares in exchange for the Final Purchase Price if the Section 338 Elections were not made and the entire final Purchase Price were allocable solely to the Shares. Purchaser and Seller each agree to consult in good faith with regard to the determination and calculation of Seller's Tax Cost, provided that Purchaser shall accept Seller's final determination of Seller's Tax Cost to the extent that it is reasonable and consistent with Applicable Law (which, when accepted, shall become the "Final Seller's Tax Cost").

                  (b) Within fifteen (15) days after the receipt by Purchaser of the schedule of Final Seller's Tax Cost, Purchaser shall notify Seller of Purchaser's decision as to whether to make the Section 338 Elections. If Purchaser decides to make the Section 338 Elections, Seller agrees to (or to cause Parent to, if applicable) join with Purchaser in making timely and irrevocable Section 338 Elections, provided Seller receives the payment of Final Seller's Tax Cost as provided in Section 10.9(c) hereof. If Purchaser decides to make the Section 338 Elections, Purchaser shall be solely responsible for preparing drafts of all forms, attachments and schedules necessary to effectuate the Section 338 Elections, including, without limitation, IRS Form 8023 or applicable successor form, and any similar forms or applicable successor forms under applicable state or local income tax laws (the "Section 338 Forms"), and Purchaser shall furnish a copy of the draft Section 338 Forms to Seller for Seller's review and comment, which Seller agrees to do promptly. Seller shall, and if required, Seller shall cause Parent to, cooperate in good faith with Purchaser's preparation of the Section 338 Forms, and Seller agrees to promptly provide (or cause Parent to promptly provide) to Purchaser true, correct and complete information regarding Seller (or Parent or Parent Group, if applicable) reasonably requested by Purchaser and necessary to complete the Section 338 Forms.

                  (c) Thereafter, Purchaser shall deliver to Seller for execution by Seller (or Parent, if applicable) the final Section 338 Forms. Within five (5) days of delivering the final Section 338 Forms to Seller, Purchaser shall pay to Seller (by wire transfer in U.S. Dollars of immediately available funds to the bank account specified by Seller to Purchaser) an amount equal to Final Seller's Tax Cost, and Seller (or Parent, if applicable) agrees to and shall simultaneously execute and deliver to Purchaser the final Section 338 Forms.

                  (d) If Purchaser has paid to Seller Seller's Final Tax Cost, then Seller agrees that Seller (i) shall, or shall cause Parent to, report the acquisition of the Company by Purchaser in a manner consistent with the making of the Section 338 Elections (ii) shall not, and shall cause Parent and each member of Parent Group not to, take a position in any Tax Return or audit or any proceeding before any Taxing Authority or otherwise inconsistent with the
Section 338 Elections, including the determination of the ADSP and the Final Allocation shown thereon, unless and to the extent required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state or local law).

                  (e) Purchaser shall bear the costs and expenses of preparing the Section 338 Forms and the Proposed and Final Allocations.

                                   ARTICLE XI

                                   TERMINATION

                  SECTION 11.1. TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby abandoned, prior to Closing:

                  (a)      by mutual written consent of Purchaser and Seller;

                  (b) by Purchaser or Seller at any time if the Closing shall not have occurred by February 15, 2004;

                  (c) by Purchaser if there has been any material failure on the part of Seller to comply with or perform any of its agreements, covenants or obligations hereunder, and such noncompliance or nonperformance shall not have been (1) cured or eliminated by Seller within ten (10) Business Days following receipt of written notice thereof from Purchaser or (2) waived by on or before the Closing Date;

                  (d) by Seller if there has been any material failure on the part of Purchaser to comply with or perform any of its agreements, covenants or obligations hereunder and such non-compliance or nonperformance shall not have been (1) cured or eliminated by Purchaser within ten (10) Business Days from receipt by Purchaser of written notice thereof from Seller or (2) waived by Seller on or before the Closing Date; or.

                  (e) by Purchaser or Seller if the Oklahoma Department of Insurance shall have disapproved either the (i) Purchaser's acquisition of the Shares or (ii) the RIC (Landmark) Quota Share Reinsurance Agreement, and all rights of appeal with respect to such disapproval shall have been exhausted.

                  (f)      The power of termination provided for in this Section
11.1 will be effective only after written notice of the party's election to terminate (signed on behalf of the party for which it is given by a senior officer) shall have been given to the other parties.

                  SECTION 11.2. EFFECT OF TERMINATION. In the event of a termination pursuant to Section 11.1, this Agreement shall become void and of no effect, except that (i) the covenant with respect to confidentiality contained in Section 12.7 shall survive forever and further (ii) in the event of such a termination because of any breach, the breaching party shall be liable to the other parties for all actual damages arising directly from or relating to such breach.

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

                  SECTION 12.1. EXPENSES. Except as otherwise provided in this Agreement, each party shall pay its own expenses, including but not limited to all legal and accounting fees, incurred by it in connection with this Agreement, and each party shall bear its own taxes incurred as a result of the transactions contemplated hereby.

                  SECTION 12.2. SCHEDULES; THIS AGREEMENT. The Exhibits and Schedules attached hereto are incorporated herein and made a part hereof for all purposes. As used herein, the term "Agreement" means the body of this Agreement and such Exhibits and Schedules, and the expression "herein," "hereof," and "hereunder" and other words of

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

similar import refer to this Agreement and such Exhibits and Schedules as a whole and not to any particular part or subdivision thereof.

                  SECTION 12.3. MODIFICATION. Purchaser and Seller may, by mutual consent of their duly and properly authorized representatives, amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing at any time.

                  SECTION 12.4. WAIVERS. Each of Purchaser and Seller may, pursuant to action by its duly and properly authorized representative and by an instrument in writing, extend the time for or waive the performance of any of the obligations of the other or waive compliance by the other with any of the covenants or conditions contained herein.

                  SECTION 12.5. SURVIVAL OF OBLIGATIONS. The respective warranties, representations, covenants and agreements of the parties to this Agreement shall survive consummation of the transactions contemplated by this Agreement and shall continue in full force and effect after the Closing Date for the periods described in Section 9.1, in which Purchaser may be indemnified by Seller for Damages related to the transactions herein described.

                  SECTION 12.6. OTHER INSTRUMENTS TO BE EXECUTED. From and after the Closing Date, assuming consummation of the transactions provided for in this Agreement on such date, each party shall, and shall cause to, from time to time, at the reasonable request of the other and without further consideration (but at the expense of the requesting party) do, execute, acknowledge and deliver all such further reasonable acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required by such party more effectively to transfer, assign and set over, or to confirm the sale of, the Shares on the Closing Date to Purchaser or to provide for efficient and effective administration of the RIC (Landmark) Quota Share Reinsurance Agreement.

                  SECTION 12.7. PUBLIC STATEMENTS; CONFIDENTIALITY. Neither Seller or Purchaser shall issue (nor shall Seller, prior to the Closing Date, permit the Company to issue) any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the other with a written copy of the text of such release or statement and obtaining the consent of the other respecting such release or statement (which consent shall not be unreasonably withheld). Purchaser and Seller shall keep this Agreement, the terms hereof, and all documents and information relating hereto, or furnished pursuant to or in connection with this Agreement or the transactions contemplated hereby, confidential, except as may be expressly agreed to by the parties or required by Applicable Law or, in the case of Purchaser, as may be necessary in the ordinary conduct of the Business by the Company after the Closing Date. In the event of termination of this Agreement prior to the Closing Date pursuant to Article XI, at Seller's request Purchaser shall return to Seller or its Representative any confidential material in its possession relating to the Company or destroy such confidential material and provide a certification to Seller relating to its compliance with the provisions of this sentence.

                  The parties acknowledge that any disclosure or violation of this Section 12.7 will result in injury to the other party. Accordingly, the parties hereto agree that, in the event of disclosure by either of the parties or their representatives, the other party shall be entitled to seek an injunction preventing such breach in addition to any other rights or remedies available at equity or law.

                  Notwithstanding anything to the contrary contained in this Agreement, the Landmark Ancillary Documents or the Confidentiality Agreement, the parties (and each employee, representative, or other agent of the parties) may, subject to the consultation obligations with respect to public announcements contained in the preceding sentence, disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials (including opinions and analyses) provided to each of them and relating to the tax structure and tax treatment of the transaction, beginning on the earliest of (i) the date of the public announcement of discussions relating to the transaction, (ii) the date of public announcement of the transaction, or (iii) the date of the execution of this agreement (with or without conditions) to enter into the transaction, provided, however, that neither party (nor any employee, representative or other agent thereof) may disclose any information that is not necessary to understanding the tax treatment and tax structure of the transaction (including the identity of the parties and any information that could lead another to determine the identity of the parties), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

                  SECTION 12.8. PARTIES BOUND. This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors and permitted assigns.

                  SECTION 12.9. GOVERNING LAW. This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware. To the extent that any insurance laws or regulations are applicable to matters under this Agreement, such matters shall be governed by the insurance laws or regulations of the applicable jurisdiction involved.

                  SECTION 12.10. NOTICES. Any notice, demand, approval, consent, request, waiver or other communication which may be or is required to be given pursuant to this Agreement which may be or is required to be given shall be in writing and shall be deemed given on the day actually received and shall be addressed to a party at the address set forth after its respective name below, or at such different address as such party shall have theretofore advised the other party in writing, with copies sent to the Persons indicated:

                  If to Seller:
                  Attention:     Laura S. Lawrence, Esq.
                                 General Counsel
                                 Royal, Inc.
                                 9300 Arrowpoint Blvd.
                                 Charlotte, North Carolina 28273

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                                    Telephone No.: (704) 522-2851
                                    Facsimile No.: (704) 522-3213

                  With a copy (which shall not constitute notice) to:

                                    Robert J. Sullivan, Esq.
                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    Four Times Square
                                    New York, New York 10036-6522
                                    Facsimile No.: (212) 735-2000

                  If to Purchaser:
                  Attention:        Robert M. Hart, Esq.
                                    Alleghany Corporation
                                    375 Park Avenue
                                    Suite 3201
                                    New York, New York 10152
                                    Telephone No.: (212) 752-1356
                                    Facsimile No.: (212) 759-8149

                  With a copy (which shall not constitute notice) to:

                                    Aileen C. Meehan, Esq.
                                    Dewey Ballantine LLP
                                    1301 Avenue of the Americas
                                    New York, New York 10019
                                    Telephone No.: (212) 259-8000
                                    Telecopy No.: (212) 259-6333

                  SECTION 12.11. NUMBER AND GENDER OF WORDS. Whenever herein the singular is used, the same shall include the plural, where appropriate, and whenever herein the plural is used, the same shall include the singular, where appropriate, and words of any gender shall include each other gender, where appropriate.

                  SECTION 12.12. INVALID PROVISIONS. In the event any provision of this Agreement is deemed to be in violation of law, such provision shall not be deemed to impair the validity of any other provision hereof.

                  SECTION 12.13. HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not affect the interpretation or meaning of this Agreement.

                  SECTION 12.14. THIRD PARTY BENEFICIARIES. Except as otherwise provided herein, nothing herein, express or implied, is intended, or shall be construed, to confer upon or give to any Person other than the signatories hereto and their successors, any rights or remedies under or by reason of this Agreement.

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                  SECTION 12.15. OTHER REMEDIES. Regardless of whether any party hereto shall otherwise have pursued or be pursuing any other rights or remedies, such party may proceed to protect and enforce its rights under this Agreement by exercising such remedies as are available to such holder under Applicable Law, either by suit in equity or by action at law, or both, whether for specific performance of any agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement.

                  SECTION 12.16. ENTIRETY OF AGREEMENT. This Agreement (including Annexes, Exhibits, Schedules, certificates, lists referred to herein, and any documents executed by the parties simultaneously herewith or pursuant hereto) and the Landmark Ancillary Agreements contains the entire agreement between the parties and supersedes all prior agreements, arrangements or understandings between the parties relating to the subject matter hereto. No representation, inducement, promise or agreement, oral or otherwise, which is not embodied or referred to herein is or shall be of any force or effect.

                  SECTION 12.17. MULTIPLE COUNTERPARTS; EFFECTIVENESS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed, collectively, one and the same Agreement. This Agreement shall become effective when executed and delivered by the parties hereto.

                  SECTION 12.18. ASSIGNMENT. This Agreement shall not be assignable by any party without the prior written consent of the other parties and any attempt to assign this Agreement without such consent shall be void; provided, however, that Purchaser may assign all or any portion of this Agreement to any Affiliate of Purchaser if such Affiliate assumes Purchaser's obligations hereunder. Any permitted assignment by Purchaser shall not release Purchaser from its obligations and responsibilities hereunder.

                  IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first above written.

                                ALLEGHANY INSURANCE HOLDINGS LLC

                                By: /s/ Weston M. Hicks
                                    ---------------------------------------
                                    Name:  Weston M. Hicks
                                    Title: Chief Executive Officer

                                GUARANTY NATIONAL INSURANCE
                                COMPANY

                                By: /s/ Laura S. Lawrence
                                    ---------------------------------------
                                    Name:  Laura S. Lawrence
                                    Title: Senior Vice President, General
                                           Counsel and Chief Administration
                                           Officer